Premiere Global Services, Inc.

3280 Peachtree Road, N.E.

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

April 29, 2013

Dear Fellow Shareholders:

On behalf of the board of directors and management of Premiere Global Services, Inc., you are cordially invited to our 2013 annual meeting of shareholders to be held on Wednesday, June 12, 2013, at 10:00 a.m. MDT at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

As described in the accompanying notice of annual meeting and proxy statement, at this year’s annual meeting, in addition to the election of all of our directors and ratification of our independent auditors for 2013, you will be asked again to approve, on a non-binding advisory basis, the compensation of our named executive officers, which is commonly referred to as a “say-on-pay” proposal. Our board’s recommendation on these items is set forth in the proposals, and your support is important.

We delivered solid financial results in 2012, with our one-year total shareholder return of approximately 15.5% for the year outperforming several major indices, as well as our compensation peer group. We accomplished these results by remaining focused on executing our strategy to transition PGi to a software as a services company by growing market awareness and adoption of our next-generation virtual meeting solutions, iMeet® and GlobalMeet®, thereby increasing our addressable market opportunity.

We believe that this proxy statement demonstrates our ongoing commitment to more effectively communicate the matters to be considered at our upcoming annual meeting in a format that is easy to follow. Because we value your input, we continued our substantial shareholder outreach efforts to better understand shareholder views on a variety of corporate governance topics, particularly in the executive compensation area. These efforts included active dialogue with investors and proxy advisory firms. Our compensation committee also worked closely with its new independent compensation consultant in evaluating our executive compensation program to enhance our pay-for-performance philosophy. As a result of these actions, we have again this year made changes to further align our executive compensation program with creating long-term value for our shareholders, as more fully described in this proxy statement beginning on page 26. When casting your say-on-pay vote this year, we encourage you to consider the significant changes we have made over the last two years to our executive compensation program, which we believe reflect the shareholder feedback we received.

Your vote is important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote so that your shares will be represented at our annual meeting. Please take the time to vote over the Internet, by telephone or by mail (if you received paper copies of our proxy materials). You may also vote in person at our annual meeting. Even if you plan to attend the meeting, we encourage you to vote your shares prior to the meeting. Additional information about voting your shares is included in this proxy statement.

Thank you for your continuing support and your investment in our company.

Sincerely,

Boland T. Jones

Chairman of the Board and

Chief Executive Officer

Premiere Global Services, Inc.

3280 Peachtree Road, N.E.

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 12, 2013

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2013 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, June 12, 2013, at 10:00 a.m. MDT, for the purposes of:

1.	electing all seven members of our board of directors for one-year terms;

2.	holding an advisory vote to approve the compensation of our named executive officers;

3.	ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

4.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on April 4, 2013 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

Scott Askins Leonard

Secretary

Atlanta, Georgia

April 29, 2012

This proxy statement and our 2012 annual report are available at www.ar2012.pgi.com.

PLEASE READ OUR PROXY STATEMENT AND PROMPTLY VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER COPY OF PROXY MATERIALS, YOU MAY SUBMIT YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED. IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY CARD OR VOTING INSTRUCTION FORM. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY PROMPTLY VOTING OVER THE INTERNET OR BY TELEPHONE OR BY RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

Proxy Statement Summary

This summary highlights certain key disclosures in our proxy statement. It does not contain all of the information that you should consider carefully before voting. You should read this entire proxy statement and our 2012 annual report on Form 10-K available at www.ar2012.pgi.com for more complete information.

Annual Meeting of Shareholders (page 3)

Date:	Wednesday, June 12, 2013
Time:	10:00 a.m., MDT
Location:	Antlers Hilton Hotel
4 South Cascade Avenue
Colorado Springs, Colorado 80903

Record Date: April 4, 2013

Proposals and Board Recommendation

Proposal	Recommendation
Election of Directors (page 18)	FOR ALL NOMINEES

Advisory Vote to Approve the	FOR
Compensation of our Named
Executive Officers (page 52)

Ratification of KPMG LLP as	FOR
2013 Auditors (page 55)

Shareholder Proposals:	None

Executive Compensation (page 26)

Company Performance:	Highest annual organic revenue growth in four years in 2012 (see Appendix A)

Total Shareholder Return:	Approximately 15.5% one-year total shareholder return, outperforming our peer group in 2012

CEO Total Compensation:

•	82% of CEO pay “at risk”

•	No increase in base salary, target bonus opportunities, perquisites or severance amounts since 2005

•	No long-term incentive, or LTI, grants in 2011 or 2012

Consideration of 2012 Say-on-Pay Vote:

•	Continued substantial shareholder outreach efforts

•	Completed comprehensive compensation study

•	Eliminated use of employment agreements

•	Implemented new LTI program

•	Eliminated “single trigger” vesting acceleration upon a change in control

•	Eliminated overlap of performance targets for short-term and long-term incentive awards

•	Increased focus on long-term performance through elimination of our CEO’s stock bonus opportunity

Corporate Governance (page 7)

Size of board	7
Average age of directors	60
Number of independent directors	6
Presiding independent director	Yes
Annual election of all directors	Yes
Board committees consist entirely of independent directors	Yes
Independent directors meet regularly in executive session	Yes
All directors attended at least 75% of meetings held	Yes
Non-employee directors receive a significant portion of compensation in equity	Yes
Corporate governance guidelines	Yes
Code of conduct and ethics and anonymous hotline	Yes
Board education	Yes
Annual board and committee self-evaluations	Yes
CEO succession planning	Yes
Annual advisory approval of executive compensation	Yes
Compensation committee engaged independent compensation consultant during 2012	Yes
Robust stock ownership requirements	Yes
Compensation clawback policy	Yes
Anti-pledging and hedging policies	Yes
Poison pill	No

Corporate Governance Materials (page 15):

http://pgi.investorroom.com/governance

Board Communications (page 15):

Premiere Global Services, Inc.

c/o Secretary

3280 Peachtree Road, N.E.

The Terminus Building, Suite 1000

Atlanta, Georgia 30305

Certain Transactions (page 18):

None

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			Director Nominees (page 19)		Committee Memberships
Name	Age	Director Since	Position	Independent	AC	CC	NG

Boland T. Jones	53	Founder July 1991	Chairman of the Board and Chief Executive Officer, Premiere Global Services, Inc.
Wilkie S. Colyer	63	March 2004	Advisor and Former Principal and Partner, The Breckenridge Group, Inc.	√*	M, F	C
K. Robert Draughon	52	August 2011	Chief Administrative Officer, Senior Executive Vice President, Health Grades, Inc.	√	M, F
John R. Harris	64	November 2003	Operating Partner, glendonTodd Capital LLC	√	F	M	C
W. Steven Jones	61	April 2007	Professor of Strategy and Organizational Behavior, Kenan-Flagler Business School of the University of North Carolina at Chapel Hill	√	C, F
Raymond H. Pirtle, Jr.	71	June 1997	Chief Manager, Claridge Company, LLC	√	M, F
J. Walker Smith, Jr.	57	June 2001	Global Executive Chairman, The Futures Company	√			M

_________________________
* Presiding Independent Director

AC = Audit Committee	CC = Compensation Committee	NG = Nominating and Governance Committee	C = Chairman
M = Member
F = Financial Expert
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PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 12, 2013

This proxy statement is furnished to the shareholders of Premiere Global Services, Inc., a Georgia corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, June 12, 2013, at 10:00 a.m. MDT at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

The approximate date on which we are first mailing the Notice of Internet Availability of Proxy Materials or our proxy materials to shareholders is April 29, 2013.

GENERAL INFORMATION

Why am I receiving these proxy materials?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at our 2013 annual meeting. The proxy statement includes information that we are required to provide you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

What is included in our proxy materials?

The proxy materials include this proxy statement for our 2013 annual meeting of shareholders and our 2012 annual report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2012. If you receive a paper copy of these materials by mail, they also include a proxy card or voting instruction form.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are utilizing the SEC rule that allows us to furnish our proxy materials over the Internet again this year rather than sending a full set of materials by mail. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials and vote over the Internet, by phone or request to receive a paper copy of the proxy materials by mail by following the instructions in the notice. In addition, instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials and below.

How can I access the proxy materials over the Internet or obtain a paper copy?

This proxy statement and our 2012 annual report are available at www.ar2012.pgi.com. You may obtain a paper copy of this proxy statement and our 2012 annual report without charge upon written request to Investor Relations, Premiere Global Services, Inc., 3280 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30305 or via the Internet at http://pgi.investorroom.com/materials_request.

What is a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, you are considered a registered shareholder of record with respect to your shares. If your shares are held in a brokerage account, bank or with another nominee, your shares are considered held in street name and you are considered the beneficial owner of your shares.

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What is householding?

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders sharing an address unless we have received contrary instructions from you and you do not participate in the electronic delivery of proxy materials. This process, known as “householding,” reduces the volume of duplicate information shareholders receive and helps reduce our printing and mailing expenses. We will deliver promptly upon oral or written request a separate copy of the Notice of Internet Availability of Proxy Materials, this proxy statement or annual report, as applicable, to any shareholder residing at an address to which only one copy was mailed. If you prefer to receive a separate copy, please write to us at the address set forth under “Corporate Governance Matters — Communications with the Board of Directors,” and a separate copy will be promptly sent to you. If you are the beneficial owner but not the shareholder of record of our stock, please contact your broker, bank or other nominee who holds the shares directly. If you are currently receiving multiple copies and wish to receive one copy of the proxy materials, please write to us at the address set forth under “Corporate Governance Matters – Communications with the Board of Directors.”

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials, including multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate proxy card or voting instruction form for each account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy card or voting instruction form. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card or voting instruction form that you receive or vote over the Internet the shares represented by each Notice of Internet Availability of Proxy Materials that you receive.

How do I sign up for electronic delivery service of proxy materials?

Instead of receiving future copies of our annual report and proxy statement by mail, shareholders of record and most beneficial owners of our shares can elect to receive an e-mail that provides electronic links to our proxy materials. Opting to receive these materials online will give you an electronic link to the proxy voting site and save us the cost of producing and mailing these materials. If you vote over the Internet, follow the prompts for enrolling in the electronic delivery service of proxy materials.

What am I voting on?

You will be voting on the following items:

•	election of the seven individuals named in “Election of Directors” to our board of directors for a one-year term;

•	an advisory vote to approve the compensation of our named executive officers, also referred to as “say-on-pay”;

•	ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2013; and

•	transaction of any other business properly brought before the meeting.

Our board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the persons named as proxies may vote any shares represented by proxy in their discretion.

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What are the board’s vote recommendations?

Our board recommends that you vote your shares “FOR” all of the nominees for election as directors, “FOR” the advisory vote to approve the compensation of our named executive officers and “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for 2013.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on April 4, 2013, the record date for the meeting. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. On the record date, 48,126,367 shares of our common stock were outstanding and eligible to be voted at the annual meeting.

How do I vote before the meeting?

If you are a registered shareholder, you have three options for voting before the meeting:

•	over the Internet, at www.proxyvote.com, by following the instructions on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form;

•	if you received a paper copy of proxy materials and a proxy card or voting instruction form, you may vote by telephone, by dialing 1-800-690-6903; or

•	by completing, dating, signing and returning a proxy card or voting instruction form by mail.

If you vote over the Internet or by telephone, please do not return your proxy card or voting instruction form.

If you are the beneficial owner and your shares are held in street name through an account with a broker or bank, your ability to vote over the Internet or by telephone depends on the voting procedures of your broker or bank. Please follow the directions that your broker or bank provides on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

May I vote at the meeting?

Yes, if you are a registered shareholder, you may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a broker or bank, you must obtain instructions from the broker or bank in order to vote at the meeting. You must have photo identification and proof of ownership of your shares. Even if you plan to attend the meeting, we encourage you to vote your shares before the meeting.

May I revoke my proxy and/or change my vote?

Yes, except that any change to your voting instructions for the 401(k) plan must be provided by 11:59 p.m., Eastern Time, on June 10, 2013. Otherwise, you may revoke your proxy and/or change your vote at any time before the polls close at the conclusion of voting at the meeting. You may do this by:

•	signing another proxy card or voting instruction form with a later date and delivering it to us before the meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 11, 2013;

•	voting at the meeting if you are a registered shareholder or have obtained instructions from your broker or bank; or

•	notifying the company’s Secretary in writing before the meeting.

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What if I sign and return my proxy but do not provide voting instructions?

Proxy cards or voting instruction forms that are signed, dated and returned but do not contain voting instructions will be voted:

•	“FOR” all of the nominees for election as directors;

•	“FOR” the advisory vote to approve the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2013; and

•	on any other matters properly brought before the meeting, in accordance with the discretion of the named proxies.

If your shares are held through an account with a broker or bank, see “—Will my shares be voted if I do not provide my proxy or voting instruction form?”.

Will my shares be voted if I do not provide my proxy or voting instruction form?

If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card or voting instruction form, you must attend the meeting in order to vote.

If you hold shares through an account with a broker or bank, the voting of the shares by the broker or bank when you do not provide voting instructions is governed by the rules of the New York Stock Exchange, or NYSE. These rules allow brokers and banks to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” brokers and banks may not vote shares without your instruction. Shares that brokers and banks are not authorized to vote are referred to as “broker non-votes.”

The ratification of KPMG as our independent registered public accounting firm for 2013 is considered a routine matter. Accordingly, banks and brokers may vote shares on these proposals without your instructions, and there will be no broker non-votes with respect to this proposal.

The other proposals, the election of directors and say-on-pay proposals, are considered non-routine, therefore, brokers and banks cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on these proposals, you must instruct your broker or bank how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

How many shares must be present to hold the meeting?

In order for us to conduct the meeting, holders of a majority of our outstanding shares of common stock as of the close of business on April 4, 2013 must be present in person or by proxy, which is referred to as a “quorum.” Your shares are counted as present if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

How many votes are needed to approve the proposals?

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the shares entitled to vote and present at the meeting, which means that the nominees who receive the highest number of affirmative votes cast will be elected. Shareholders may vote ‘‘for’’ all of the director nominees, ‘‘withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

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The ratification of KPMG as our independent registered public accounting firm and the advisory vote to approve the compensation of our named executive officers require a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes. While the say-on-pay vote is advisory in nature and is not binding on us even if approved by the majority of votes cast, our compensation committee and board will consider the results of the voting on this proposal in formulating future executive compensation policies and practices. Shareholders may vote ‘‘for,’’ ‘‘against” or “abstain” from voting on these proposals.

A proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal. Similarly, broker non-votes will not be counted as votes cast with respect to any proposal and, therefore, will not have any effect on the outcome of the vote on that proposal.

How will the company solicit proxies?

In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone, facsimile and electronic means, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us. We have retained Innisfree M&A Incorporated in the solicitation of proxies for a fee of approximately $10,000 plus expenses.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our current report on Form 8-K to be filed within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How do I submit a proposal for inclusion in the company’s proxy statement for 2014?

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, or the Exchange Act, proposals of shareholders intended to be presented at the 2014 annual meeting of shareholders must be received by us on or before December 30, 2013 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for our 2014 annual meeting of shareholders.

Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Any shareholder proposal received at our principal executive offices before November 30, 2013 or after December 30, 2013 will be considered untimely and, if presented at the 2014 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Corporate Governance Matters — Shareholder Director Nominations.”

CORPORATE GOVERNANCE MATTERS

Our board of directors believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of our board and management with those of our shareholders and to promote integrity throughout our company. Some highlights of our corporate governance practices include the following:

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•	Six of our seven board members are independent, and all of our board committee members are independent, as defined by NYSE listing standards and our more exacting independence guidelines;

•	Our board appointed a presiding independent director to chair executive sessions of independent directors without management present, who also functions as a liaison between independent directors and our Chairman of the Board and other members of management;

•	Our board of directors is declassified, with our directors elected annually for one-year terms;

•	Our board has adopted clear corporate governance guidelines and a code of conduct and ethics that applies to our directors, officers and employees;

•	We maintain a hotline available to all of our employees, and our audit committee has procedures in place for the confidential, anonymous submission of employee concerns relating to accounting, internal controls over financial reporting or audit matters;

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to our audit committee;

•	To assist our board in remaining current with their board duties, committee responsibilities and the many important developments affecting our business and our company, we offer training opportunities to our board, as well as participation in the National Association of Corporate Directors and the NYSE-Corporate Board Member Board Leadership Program, which offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties and board leadership and industry developments;

•	Our board conducts annual self-evaluations as part of an ongoing process designed to achieve high levels of board and committee performance;

•	Our board reviews succession planning for our CEO at least twice annually at regularly scheduled board meetings and has approved contingency procedures to enable us to respond to an unexpected vacancy in this position; and

•	We do not have a shareholder rights plan, or poison pill.

Independent Directors

The independent members of our board of directors, as defined by NYSE listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2012, the independent members of our board met three times in executive session without management present. Our board of directors has affirmatively determined that all of our board members, except our Chairman and CEO, Boland T. Jones, are independent directors under NYSE listing standards, which constitutes a supermajority of our board members. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice duly given. Our independent directors have appointed a presiding independent director, Wilkie S. Colyer, who has served in this capacity since January 2007.

Our board has established guidelines to assist it in determining director independence that are more exacting than the independence requirements under NYSE listing standards, and which we refer to in this proxy statement as “independence guidelines.” Under our independence guidelines, a director will not be independent if:

•	The director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers;

•	The director has received during any 12-month period within the last three years any direct compensation from us in excess of $100,000, other than director and committee fees and pension or
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other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	An immediate family member of the director has received during any 12-month period within the last three years more than $100,000 in direct compensation from us;

•	(1) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) The director is a current employee of such a firm; (3) An immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee;

•	The director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

•	At the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets; or

•	The director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

These independence guidelines are part of our corporate governance guidelines, which are available on our website at http://pgi.investorroom.com/corporate_governance_guidelines (or by following the “Investors” link to “Corporate Governance” – “Corporate Governance Guidelines” on our website at www.pgi.com). In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. We believe an independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies NYSE listing standards is independent even though he does not satisfy all of our independence guidelines, we will disclose and explain that determination in our proxy statement.

After the review and recommendation of our nominating and governance committee, our board of directors has affirmatively determined that all of our non-employee directors, Wilkie S. Colyer, K. Robert Draughon, John R. Harris, W. Steven Jones, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr., are independent members of our board under NYSE listing standards and our independence guidelines. In reaching this determination, our board of directors considered other companies to which we provided our services during the ordinary course of business in 2012 and determined that the revenue related to these customers was immaterial. All of these relationships fell below the thresholds in our independence guidelines or for disclosure in “Certain Transactions” in this proxy statement. Our board has determined that none of these relationships constituted material relationships that would impair the independence of our directors or violate our independence guidelines.

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Board Leadership Structure

Our CEO also serves as Chairman of our Board. We have chosen to combine these roles because we believe this leadership structure is most appropriate for our company at this time. Our CEO and Chairman is also the founder of our company and has been a contributing factor to our success since our inception, providing our strategic vision and serving as the primary voice of our company. We believe our CEO possesses the best knowledge of our company’s strategy and operations, and is in the best position to focus the independent directors’ attention on the issues of greatest importance to our company and shareholders.

As required by our corporate governance guidelines, our independent directors have appointed a presiding independent director. The presiding independent director chairs executive sessions of the independent directors without management present and functions as a liaison between the independent directors and the Chairman and other members of management.

We believe this leadership structure allows one person to speak for and lead the company and board while also providing for oversight by an independent board through a presiding independent director. In addition, we believe that it allows efficient communication between management and the board and a clear delineation of the CEO’s and Chairman’s strategic and day-to-day management operational role from the board’s oversight role. Our overall corporate governance practices combined with the strength of our independent directors minimizes any potential conflicts that may result from combining the roles of CEO and Chairman. In addition, splitting these roles could potentially make our management and governance processes less effective through undesirable duplication of roles or a blurring of lines of accountability and responsibility without any clear offsetting benefits.

Risk Oversight

Our senior management is responsible for assessing and managing our risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. Our board has delegated oversight of our company’s risk assessment and risk management function to our audit committee. As a result, our audit committee has principal responsibility for oversight of our risk management processes and for understanding the overall risk profile of our company. At least quarterly in connection with a regularly scheduled audit committee meeting, executive management reviews and discusses our key financial, compliance, strategic and operational risks. For each of these risks, our audit committee discusses management’s efforts to mitigate such risks. Our audit committee then regularly reports to our board on its risk oversight activities. By receiving a regular report of our key risks and the status of efforts to address and mitigate those risks, our board maintains a practical understanding of our risk philosophy, as well as the key risks our company is facing. In addition, our board discusses with management specific business risks as part of strategic reviews at regularly scheduled board meetings and has regular access to executive management outside of formal board meetings. Through this regular and consistent risk communication, our board has reasonable assurance that all of our material risks are being addressed and that we are instilling a risk aware culture into the foundation of our business. In addition, pursuant to its charter, our company’s independent auditors report directly to the audit committee, which also oversees the objectives, activities and staffing of our internal auditors. Our compensation committee also oversees our compensation policies and practices to ensure that they do not encourage excessive risk taking.

Meetings of the Board of Directors

Our board of directors encourages all board members to attend each of our annual meetings of shareholders. Where a director is unable to attend an annual meeting in person but is able to do so by video or audio conference, we will arrange for the director’s participation by these means. All of our directors attended last year’s annual meeting, either in person or via conference through our iMeet virtual meeting solution.

Our board of directors conducts its business through meetings and unanimous written consents and through committees of our board. During the year ended December 31, 2012, our board of directors held six meetings and took action by unanimous written consent on one occasion. Each of our directors attended 75% or more of all of the meetings of the board and committees on which they served, with overall attendance at board and committee meetings during 2012, averaging approximately 97% for our directors as a group. In addition to regularly scheduled meetings, our board members have regular access to our senior executives, and a number of our directors were

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involved in numerous informal meetings with our executive management team offering advice and suggestions on a broad range of corporate matters.

Members of our board of directors currently serve on the committees indicated below:

Director	Audit	Compensation	Nominating and Governance
Boland T. Jones
Wilkie S. Colyer	Member	Chairman
K. Robert Draughon	Member
John R. Harris		Member	Chairman
W. Steven Jones	Chairman
Raymond H. Pirtle, Jr.	Member
J. Walker Smith, Jr.			Member

Committees of the Board of Directors

We have three standing committees to which directors are appointed: our audit, compensation and nominating and governance committees. Each committee’s charter is available on our website at the links set forth below (follow the “Investors” link to “Corporate Governance” – “Board Committees”) and in print to any shareholder who requests it in writing to our Secretary at the same address under “—Communications with the Board of Directors.”

Audit Committee

Current Members	Primary Responsibilities	Number of Meetings
W. Steven Jones (Chairman) Wilkie S. Colyer K. Robert Draughon Raymond H. Pirtle, Jr.

•     reviewing our financial statements, reports and other financial information;

•     appointing and overseeing our independent auditors, who report directly to the audit committee;

•     overseeing the integrity of our financial reporting processes and the annual audit of our financial statements;

•     reviewing with our auditors our internal controls and procedures for financial reporting;

•     reviewing the quality and appropriateness of our accounting principles and underlying estimates;

•     pre-approving all audit and permitted non-audit services;

•     overseeing our company’s processes for identifying and managing risk;

•     overseeing the performance of our internal audit function;

•     establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

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• approving and reviewing on an on-going basis our related party transactions.

These duties and responsibilities are set forth in our amended and restated audit committee charter, a copy of which is available on our website at http://pgi.investorroom.com/audit_committee_charter.

Mr. Steve Jones has served as the Chairman of our audit committee since April 2009. Effective April 29, 2013, following the filing of this proxy statement, he will step down as Chairman of this committee but will continue to serve as a member. Our board of directors, at the recommendation of our nominating and governance committee, appointed Mr. Draughon, who is a current member of this committee, to replace him as Chairman at that time.

At least quarterly in connection with a regularly scheduled audit committee meeting, our audit committee meets separately in executive session with our independent auditors and also with our internal auditors without management present. Our board of directors has determined that each of our audit committee members qualifies as an audit committee financial expert under SEC rules and NYSE listing standards, and each is financially literate and “independent,” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards.

Compensation Committee

Current Members	Primary Responsibilities	Number of Meetings
Wilkie S. Colyer (Chairman) John R. Harris

•     setting and approving the compensation goals regarding our CEO and evaluating our CEO’s performance in light of those goals;

•     reviewing and evaluating the compensation of our other executive officers and our compensation programs as a whole;

•     determining and approving the compensation of our CEO and our other executive officers;

•     reviewing and evaluating the compensation of our directors and recommending changes in director compensation to our board;

•     administering stock award grants to our directors, executive officers and other employees under our equity-based plans; and

•     making recommendations to the board regarding our incentive compensation plans and equity-based plans.

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These duties and responsibilities are set forth in our amended and restated compensation committee charter, a copy of which is available on our website at http://pgi.investorroom.com/compensation_committee_charter.

Messrs. Colyer and Harris are independent under NYSE listing standards and our independence guidelines for purposes of compensation committee membership.

Our compensation committee’s charter provides that the committee has authority to delegate any of its responsibilities to subcommittees as it may deem appropriate. Our compensation committee’s charter was recently amended to comply with the new SEC and NYSE standards relating to independence of compensation committee members, the authority of compensation committee members to retain compensation advisers and the requirement to consider any compensation adviser’s independence. If a third-party compensation consultant is retained to assist in evaluating the amount or form of director or executive compensation or make recommendations about such compensation, our compensation committee has the sole authority to retain, at our expense, and terminate the compensation consultant, including sole authority to approve the consultant’s fees and other retention terms. For

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example, our compensation committee retained a new independent compensation consultant in 2012 to complete a comprehensive study of our executive and director compensation, to review and comment on our existing compensation programs, to assist us with the design of future programs that enhance our pay-for-performance philosophy and to more closely align our compensation practices with shareholder value, as further described in “Compensation Discussion and Analysis.” For more information regarding our compensation committee’s process and procedures for considering and determining executive compensation, including the role of compensation consultants and executive officers in determining executive compensation, see “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee had a relationship that requires disclosure as a compensation committee interlock.

Nominating and Governance Committee

Current Members	Primary Responsibilities	Number of Meetings
John R. Harris (Chairman) J. Walker Smith, Jr.

•     identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board;

•     recommending that our board select a slate of director nominees for election by our shareholders at the annual meeting;

•     developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance;

•     reviewing annually our corporate governance guidelines and board committee charters;

•     overseeing the annual evaluation of our management, board and committees of the board; and

•     reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

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These duties and responsibilities are set forth in our nominating and governance committee charter, a copy of which is available on our website at http://pgi.investorroom.com/nominating_and_governance_committee_charter.

Messrs. Harris and Smith are independent under NYSE listing standards and our independence guidelines for purposes of nominating and governance committee membership.

Our nominating and governance committee evaluates and recommends nominees for election to our board based on a number of qualifications, including, but not limited to, independence and the absence of a conflict of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders.

Our corporate governance guidelines provide that the nominating and governance committee annually review the appropriate experience, skills and qualifications expected of board members in the context of the current membership of the board. These guidelines provide that this assessment should include, among other relevant factors, in the context of the perceived needs of our board at that time, issues of experience, reputation, judgment, diversity and skills. In selecting candidates for nomination, these guidelines also provide that our nominating and governance committee consider such criteria as it deems appropriate, which may include current or recent

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experience as a senior executive officer, business expertise currently desired on the board, with specific attention to the requirements for membership on the audit committee, industry experience and the general ability to enhance the overall composition of our board. Although we do not currently have a formal diversity policy, diversity is among the factors considered, and we believe that these guidelines will result in board members with a complementary mix of background, viewpoints, professional and educational experience and skills.

Our nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. Our nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for directors.

Our nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If our nominating and governance committee determines that a candidate is qualified to serve on our board, at least one member of this committee seeks to interview such candidate. All members of our board also have an opportunity to interview qualified candidates. Our nominating and governance committee may provide for additional screening criteria, including independent background checks, as this committee deems appropriate to evaluate a candidate. The nominating and governance committee then determines, based on the background information and the information obtained in any interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director, our nominating and governance committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation and overall contribution to us, in addition to such person’s biographical information and qualifications. The manner in which our nominating and governance committee evaluates a potential nominee will not differ based on whether the candidate is recommended by one of our shareholders.

Our nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of the NYSE listing standards and our independence guidelines and reflects a variety of complementary experiences and backgrounds, particularly in the areas of leadership and management, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Director Nominations

Our nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination to our board must submit a written notice by mail to the nominating and governance committee at the address set forth in “—Communications with the Board of Directors.” Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

•	the candidate’s name, age, business addresses and other contact information;

•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in our proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the shareholder(s) of record making such a recommendation.

In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, our board will determine whether information regarding such a director candidate will be included in our proxy

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statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

Code of Conduct and Ethics and Corporate Governance Guidelines

We have adopted a code of conduct and ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted corporate governance guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

Our code of conduct and ethics and our corporate governance guidelines are each posted on our website, copies of which are available at http://pgi.investorroom.com/conduct and http://pgi.investorroom.com/ corporate_governance_guidelines, respectively (or follow the “Investors” link to “Corporate Governance” link to “Code of Conduct and Ethics” and “Corporate Governance Guidelines,” respectively, on our website www.pgi.com), and the code and guidelines are available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters – Communications with the Board of Directors.” We will post any amendments to, or waivers from, any provision of our code of conduct and ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

Communications with the Board of Directors

Our board of directors accepts communications sent to the board (or to specified individual directors) by our shareholders or other interested third parties. Shareholders and other interested third parties may communicate with our board of directors (or with our presiding independent director, our non-management directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305. All written communications received in such manner will be compiled by our Secretary and forwarded promptly to the board or appropriate directors prior to or at the next regularly scheduled meeting of the board.

Director Compensation

Our compensation committee reviews and evaluates the cash and equity compensation of our directors and recommends any changes in director compensation to our board of directors. Our CEO, who also serves as Chairman of the Board, does not receive compensation for his service as a director.

The chart below sets forth the elements of our non-employee director compensation for 2012:

Cash Retainers

Board Fees:	2012 ($)
Annual cash retainer	30,000
Attendance at all quarterly, regularly scheduled board meetings(1)	10,000
Attendance at special board meeting	1,000
Per diem for authorized special projects and director training	1,250
Committee Supplemental Annual Retainers:
Chairman of audit committee	10,000
Member of audit committee	5,000
Chairman of compensation committee	10,000
Member of compensation committee	5,000
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Committee Supplemental Annual Retainers (cont.):	2012 ($)
Chairman of nominating and corporate governance committee	5,000
Member of nominating and corporate governance committee	2,500

Equity Awards

Board Awards:	2012 ($)
Base equity retainer	80,000
Committee Awards:
Chairman of audit committee	10,000
Member of audit committee	5,000
Chairman of compensation committee	10,000
Member of compensation committee	5,000

(1) Board years run from annual shareholders’ meeting to annual shareholders’ meeting.

We pay annual cash retainers in four quarterly installments, provided that an individual remains a board/committee member on such date. We grant 25% of the board and committee annual equity award in fair market value of restricted stock to each non-employee director in arrears on the last day of each calendar quarter; provided that the director is a member of our board/committee on such dates. The shares granted on such dates vest immediately in recognition of service for the prior quarter. Upon a change in control of our company (as defined in our amended and restated 2000 directors stock plan, as amended, or directors stock plan), each of our non-employee directors would receive a grant equal to the annual grants for the prospective year; provided that the director is a member of our board on such date. We determine the number of shares to be granted by dividing the dollar amount of the applicable annual award by the fair market value per share of our common stock on the grant date, and pay any fractional shares in cash. One-half of the shares granted are subject to a holding period until a director meets our stock ownership guidelines. We no longer grant stock options to a director upon joining our board. Directors joining the board or a committee during a board year receive pro-rated cash retainers and equity awards.

In addition, each director may elect to defer the equity component of his compensation for Board service. None of our directors elected to defer the equity component of his compensation for Board service for 2011, and Mr. Harris elected to defer the equity component of his compensation for Board service for 2012.

Miscellaneous

We pay or reimburse directors for travel and accommodation expenses to attend meetings and other corporate functions. In addition, we encourage directors to visit our facilities, participate in executive management meetings and director education programs and to attend our annual company sales incentive trip, and we pay their expenses related to such events (including expenses for their spouse or a guest if they attend our annual sales incentive trip).

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Director Compensation for Fiscal Year 2012

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Total ($)
Wilkie S. Colyer	56,000	95,000	151,000
K. Robert Draughon	43,500	85,000	128,500
John R. Harris	51,000	85,000	136,000
W. Steven Jones	51,000	90,000	141,000
Raymond H. Pirtle, Jr.	46,000	85,000	131,000
J. Walker Smith, Jr.	43,500	80,000	123,500

(1)	Mr. Boland Jones does not receive compensation in any form for his service on our board of directors as he is considered an inside director, and his compensation as our CEO is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” and in the Summary Compensation Table.

(2)	Each non-employee director receives cash retainers and fees per board year paid in arrears and in quarterly installments. Payments in 2012 for each non-employee director included: (a) an annual retainer of $30,000; (b) $10,000 if the director attended all quarterly, regularly scheduled board meetings during the board year (with board years running from annual shareholders’ meeting to annual shareholders’ meeting), which all of our directors received other than Mr. Draughon who received a pro-rated amount based on his joining our board on August 23, 2011; (c) $1,000 for attendance at one special meeting, which all of our directors received; and (d) additional cash retainers for committee chairs and members, for which Mr. Colyer received $15,000, Mr. Draughon received $5,000, Mr. Harris received $10,000, Mr. Steve Jones received $10,000, Mr. Pirtle received $5,000 and Mr. Smith received $2,500.

(3)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The table below sets forth the grant date, the number of shares and the grant date fair value of each stock award during 2012. The dollar values reflected do not equal the amount reflected in the Stock Awards column above because the amounts shown in the Stock Awards column include certain de minimis amounts (less than $20) for each quarterly award that were paid in cash in lieu of fractional shares. Stock awards granted in 2012 were as follows:

	Stock Awards
	March 31, 2012		June 30, 2012		September 30, 2012		December 31, 2012
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
Wilkie S. Colyer	2,627	23,748	2,830	23,744	2,540	23,749	2,428	23,746
K. Robert Draughon	2,350	21,244	2,532	21,243	2,272	21,243	2,172	21,242
John R. Harris	2,350	21,244	2,532	21,243	2,272	21,243	2,172	21,242
W. Steven Jones	2,488	22,492	2,681	22,494	2,406	22,496	2,300	22,494
Raymond H. Pirtle, Jr.	2,350	21,244	2,532	21,243	2,272	21,243	2,172	21,242
J. Walker Smith, Jr.	2,212	19,996	2,383	19,993	2,139	20,000	2,044	19,990

(4)	None of our directors have any unvested stock awards. Please see “Security Ownership of Certain Beneficial Owners and Management” for a description of the common stock holdings of each director.
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CERTAIN TRANSACTIONS

Our board of directors has adopted a statement of policy with respect to related person transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which our company was, is or will be a participant and the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	any shareholder owning in excess of five percent of our company;

•	any immediate family member of any of the foregoing persons; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest.

Our board of directors has determined that the audit committee is best suited to review and approve related person transactions. Prior to the consummation of, or material amendment to, a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

•	the benefits to us from the transaction;

•	the impact on a director’s independence, if applicable;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

Our audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. Other than a transaction involving compensation that is approved by our compensation committee, we will consummate or continue a related person transaction only if our audit committee has approved or ratified it in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings in the ordinary course with unrelated third parties. Based on the conclusions reached, our audit committee evaluates all options, including but not limited to, ratification, amendment, rescission or termination of the related person transaction.

In 2012, no related party transactions required approval by our audit committee, and there are no transactions or currently proposed transactions in which our company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Pursuant to our bylaws, the number of our directors may not be less than three or more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, seven directors serve on our board. Our board is declassified, with each of our directors elected by our shareholders for one-year terms until successors are elected and qualified or until such director’s death, resignation or removal. All

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of our nominees were elected to the board at our annual meeting last year. All of the nominees have consented to being named and to serve if elected.

If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board of directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the proxy card or voting instruction form will vote the shares represented by all valid proxy cards or voting instruction forms for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board of directors or by resolution provide for a lesser number of directors.

Our board of directors unanimously recommends that shareholders vote “FOR” all of the nominees listed below for election as directors.

Information Regarding Nominee Directors and Executive Officers

We believe that our directors’ executive leadership, finance, marketing, technology, academic and global business experiences represent a range of perspectives that provide collaborative and candid discussions relevant to our company’s operations. Our directors’ varied experiences include CEO positions with domestic and international companies with operations inside and outside of the United States and leadership positions at leading academic institutions, investment banking firms and global marketing research companies, as well as service on other public, private and non-profit company boards. The following table sets forth biographical information, including certain key business experiences, qualifications and skills, regarding our nominees for director and our current executive officers.

Director Nominees

Boland T. Jones, Chairman of the Board and Chief Executive Officer, Premiere Global Services, Inc.

Director since July 1991

As our company’s founder, Mr. Jones’ nearly two decades of experience leading our company provides an in-depth understanding of our history and complexity and adds a valuable perspective for board decision making, which supports his nomination to our board of directors.

Mr. Jones, 53, our founder, has served as Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of our board of directors. From February 1993 until August 1998, Mr. Jones was our President.

Former Directorships:

HSW International, Inc.

WebMD, Inc.

Wilkie S. Colyer, Advisor and Former Principal and Partner of The Breckenridge Group, Inc.

Presiding independent director since January 2007 and director since March 2004

Mr. Colyer brings more than 30 years of investment banking experience, including a focus on the telecommunications industry, to our board, which supports his nomination to our board of directors. His considerable investment banking experience qualifies him as an audit committee financial expert.

Mr. Colyer, 63, joined The Breckenridge Group, Inc., an Atlanta-based investment banking firm, as a principal and partner in 1988 and currently serves in an advisory role. He has advised clients across a broad range of industries and transactions, including mergers and acquisitions, public offerings and private placement of equity and debt, recapitalizations and fairness opinions. Prior to joining Breckenridge, Mr. Colyer served with Robinson-Humphrey Company, Inc. and The Citizens and Southern National Bank.

Former Directorships:

Moeller Products Company, Inc.

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K. Robert Draughon, Chief Administrative Officer, Senior Executive Vice President of Health Grades, Inc.

Independent Director since August 2011

Mr. Draughon brings extensive financial and investment experience in public and private companies as well as strategic business development and planning knowledge to our board, all of which supports his nomination to our board of directors. His service as a chief financial officer and his considerable strategic M&A experience qualify him as an audit committee financial expert.

Mr. Draughon, 52, has served as Chief Administrative Officer, Senior Executive Vice President of Health Grades, Inc. since September 2012. Prior to joining Health Grades, he served in various positions with Press Ganey Associates, Inc., a leader in quality measurement and performance improvement solutions for the health care industry, until August 2012, most recently as the President and a director from February 2010 and as the Chief Financial Officer from February 2009. Mr. Draughon also served as Press Ganey’s interim Chief Executive Officer from July 2011 to February 2012. Prior to these positions, he was Managing Partner of Forest Hills Capital Management, LLC, a private equity investment firm, from March 2008 to February 2009. He also held a variety of positions in finance and corporate development at HLTH Corporation and its subsidiary, WebMD Health Corp., from March 1998 to March 2008, including as Chief Financial Officer of WebMD prior to its merger with HLTH, where Mr. Draughon developed and led multiple strategic partnerships with many of the world’s largest technology companies.

Former Directorships:

Press Ganey Associates, Inc.

John R. Harris, Operating Partner of glendonTodd Capital LLC

Independent director since 2003

Having served as the chief executive officer and director of various public companies with global operations, Mr. Harris brings to our board significant expertise in domestic and international operations, including a focus on outsourced managed services, all of which supports his nomination to our board of directors. Although no longer serving as a member of our audit committee, his service on public company audit committees and as chief executive officer of several public companies qualifies him as an audit committee financial expert.

Mr. Harris, 64, has served as an Operating Partner of glendonTodd Capital LLC, a private equity firm focused on companies in the technology-enabled business services and healthcare sectors, since February 2011. He served as Chief Executive Officer of Chemical Information Services LLC, a glendonTodd portfolio company that provides information services to the pharmaceutical and chemical industries, from February 2011 to October 2012. Mr. Harris served as President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, from February 2006 to October 2009, when eTelecare Global Solutions was acquired by Stream Global Services, Inc. He was Chief Executive Officer of Seven Worldwide, Inc., a digital content management company, from December 2003 to December 2005 when it was sold to Schawk, Inc. He was Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003, Chief Executive Officer and President of Exolink from August 2001 to July 2002 and Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to these positions, he served in various executive positions with Electronic Data Systems Corporation for over 25 years as a corporate officer.

Current Public Directorships:

The Hackett Group, Inc. (member, audit, compensation and nominating and corporate governance committees)

Commercetel Corp. (chairman, compensation committee)

Digital Generation, Inc. (chairman, compensation committee; member, audit committee)

Principal Solar, Inc.

Current Private Directorships:

BancTec, Inc.

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Former Directorships:

StarTek, Inc.

eTelecare Global Solutions, Inc.

Seven Worldwide, Inc.

inVentive Health, Inc.

Genuity, Inc.

Caprock Telecommunications Corp.

W. Steven Jones, Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill

Independent director since 2007

Mr. Jones brings substantial expertise in international business and strategic planning due to his experience as Chief Executive Officer of one of Australia’s largest companies, as a director of Fortune 500 companies and as a management consultant with McKinsey & Company, Inc. All of this supports his nomination to our board of directors. His service on public company audit committees and as a public company chief executive officer qualify him as an audit committee financial expert.

Mr. Jones, 61, is Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, where he also served as Dean from August 2003 to August 2008. Before becoming Dean, Mr. Jones was a 15-year resident of Australia and New Zealand where he was Chief Executive Officer and Managing Director of Suncorp Metway Ltd., a publicly listed Australian banking, insurance and funds management company in Brisbane, Queensland, from 1997 through 2002. Prior to Suncorp, he was Chief Executive Officer and Managing Director of ANZ Banking Group, N.Z., Ltd. in Wellington, New Zealand and before that was a management consultant with McKinsey & Company in Australia and the U.S.

Current Private Directorships:

State Farm Mutual Automobile Insurance Company

State Farm Bank

State Farm Life Insurance Company

Glen Raven, Inc.

Former Directorships:

Progress Energy, Inc.

Bank of America Corporation

Raymond H. Pirtle, Jr., Chief Manager of Claridge Company, LLC

Independent director since June 1997

As one of our most tenured directors, Mr. Pirtle provides our board with an in-depth understanding of our company’s history and extensive public company board service, and over 40 years of investment banking and financial services experience, with significant ties to the institutional investment community, all of which supports his nomination to our board of directors. Mr. Pirtle’s considerable investment banking and financial services experience and his service on public company audit committees qualify him as an audit committee financial expert.

Mr. Pirtle, 71, has served as Chief Manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. He was a founder and Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He previously served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001.

Current Public Directorships:

IceWEB, Inc. (member, audit committee)

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Former Directorships:

CNPV Solar Power SA

Cleantech Solutions International, Inc.

Tricell, Inc.

eNucleus, Inc.

Finova Group

J. Walker Smith, Jr., Global Executive Chairman of The Futures Company

Independent director since June 2001

Mr. Smith brings to our board over 30 years of extensive experience in global marketing as a recognized leading authority on marketplace trends and consumer buying motivations, which supports his nomination to our board of directors.

Mr. Smith, 57, has served as Global Executive Chairman of The Futures Company since the merger of Yankelovich, Inc. with Henley Centre Headlight Vision in January 2008. The Futures Company is a global marketing research company specializing in future-facing research and consulting. Mr. Smith previously was a director and President of Yankelovich, Inc., a private market services company specializing in database marketing solutions and consumer lifestyles consulting, from May 1999 to January 2008. Mr. Smith was a 2012 inductee into the North Carolina Halls of Fame in Journalism, Advertising and Public Relations.

Current Advisory Board:

Board of advisors for the School of Journalism and Mass Communications at the University of North Carolina at Chapel Hill

Former Directorships/Advisory Boards:

Cyber Dialog (n/k/a Fulcrum Analytics)

Screen4Me

A.C. Nielson Masters in Marketing Research Program

American Marketing Association Foundation

We believe that the individual attributes of each of our directors as described above, along with their leadership skills and other collective experience, provide us with perspectives and viewpoints to advance the long-term interests of our shareholders.

Incumbent Executive Officers

Theodore P. Schrafft, President

Mr. Schrafft, 57, has served as our President since July 2006 and served in various executive positions with us since October 1997, including as President of our former Conferencing & Collaboration business unit and President of our former Voice and Data Messaging division. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company, which was acquired by us in October 1997. Mr. Schrafft serves as a member of the board of Junior Achievement of Georgia, Inc.

David E. Trine, Chief Financial Officer

Mr. Trine, 53, has served as our Chief Financial Officer since March 2009 and as our Executive Vice President, Finance since February 2009. He was Chief Financial Officer of LexisNexis Risk & Information Analytics Group, a Reed Elsevier company, from September 2008 to February 2009, and as Chief Financial Officer and Senior Vice President of ChoicePoint, Inc., which is now part of LexisNexis, from October 2005 to September 2008. Prior to that, he was Treasurer of ChoicePoint from February 2000 to October 2005 and Vice President, Finance and Accounting and Corporate Controller of ChoicePoint from August 1987 to February 2000.

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David M. Guthrie, Chief Technology Officer

Mr. Guthrie, 46, has served as our Chief Technology Officer since February 2004. He was our Chief Strategy Officer from February 2003 to February 2004. Prior to that, Mr. Guthrie was a Partner with Fuqua Ventures, LLC from February 2000 to February 2003. He was Senior Vice President, Technology and Content of WebMD from January 1996 to February 2000. From September 1990 to January 1996, Mr. Guthrie was Chief Technology Officer of ISSI, Inc., which is n/k/a DevGuru.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Officers and Directors

The following table sets forth to the best of our knowledge certain information as of April 4, 2013, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

As of April 4, 2013, there were 48,126,367 shares of our common stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Owned
Boland T. Jones	3,339,295	(2)	6.9
David E. Trine	170,826	(3)	*
Theodore P. Schrafft	272,653	(4)	*
David M. Guthrie	158,183	(5)	*
Wilkie S. Colyer	152,431	(6)	*
K. Robert Draughon	17,393	(7)	*
John R. Harris	40,720	(8)	*
W. Steven Jones	58,609	(9)	*
Raymond H. Pirtle, Jr.	10,249	(10)	*
J. Walker Smith, Jr.	59,917	(11)	*
All current executive officers and directors as a group (10 persons)	4,280,276		8.9

__________________
* Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares.

(2)	Includes 1,751,414 shares and 251,800 restricted shares held of record by Mr. Boland Jones, 4,738 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and
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Mrs. Jones. Does not include the following shares for which Mr. Jones disclaims beneficial ownership: 55,427 shares held in a grantor retained annuity trust and 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act. The address of Mr. Jones is 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

(3)	Includes 116,226 shares and 54,600 restricted shares held of record by Mr. Trine.

(4)	Includes 189,682 shares and 78,234 restricted shares held of record by Mr. Schrafft and 4,737 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(5)	Includes 78,939 shares and 79,244 restricted shares held of record by Mr. Guthrie.

(6)	Includes 152,431 shares held of record by Mr. Colyer.

(7)	Includes 16,993 shares held of record by Mr. Draughon and 400 shares as custodian for the benefit of his minor children under the Uniform Gift to Minors Act.

(8)	Includes 40,720 shares held of record by Mr. Harris and does not include 13,196 shares of which Mr. Harris elected to defer receipt.

(9)	Includes 6,170 shares held of record by Mr. Steve Jones and 52,439 shares held by his trust.

(10)	Includes 10,249 shares held of record by Mr. Pirtle.

(11)	Includes 58,917 shares held of record by Mr. Smith and 1,000 shares held of record jointly by Mr. Smith and his spouse.

Principal Shareholders

The following table sets forth to the best of our knowledge each person (other than management) who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of December 31, 2012 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned
T. Rowe Price Associates, Inc.	5,585,010 (1)	11.6
Frontier Capital Management Co., LLC	4,244,458 (2)	8.8
The Vanguard Group, Inc.	3,219,343 (3)	6.7
Goldman Sachs Asset Management	2,893,888 (4)	6.0
BlackRock, Inc.	2,678,829 (5)	5.6

_________________

(1)	On February 6, 2013, T. Rowe Price Associates, Inc., or Price Associates, (100 E. Pratt Street, Baltimore, Maryland 21202) filed a Schedule 13G/A with the SEC, which states that these securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor, and beneficially owns 5,585,010 shares of our common stock with sole voting power over 1,399,310 shares of our common stock and sole dispositive power over 5,585,010 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, none of Price Associates’ investors individually owns five percent or more of our common stock.
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(2)	On February 14, 2013, Frontier Capital Management Co., LLC, or Frontier, (99 Summer Street, Boston, Massachusetts 02110) filed a Schedule 13G/A with the SEC, which states that Frontier is a registered investment advisor and beneficially owns 4,244,458 shares of our common stock, with sole voting power over 2,583,484 shares and sole dispositive power over 4,244,458 shares.

(3)	On February 11, 2013, The Vanguard Group, Inc., or Vanguard, (100 Vanguard Blvd., Malvern, Pennsylvania 19355) filed a Schedule 13G/A with the SEC, with states that Vanguard is an investment advisor and beneficially owns 3,219,343 shares of our common stock, with sole voting power over 83,781 shares, sole dispositive power over 3,138,762 shares and shared dispositive power over 80,581 shares.

(4)	On February 14, 2013, Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, collectively referred to as Goldman Sachs Asset Management, (200 West Street, New York, NY 10282) filed a Schedule 13G/A with the SEC, which states that Goldman Sachs Asset Management is a registered investment adviser and beneficially owns 2,893,888 shares of our common stock, without sole voting or dispositive power, shared voting power over 2,696,185 shares and shared dispositive power over 2,893,888 shares. According to the Schedule 13G/A, none of Goldman Sachs Asset Management’s clients individually owns five percent or more of our common stock.

(5)	On February 11, 2013, BlackRock, Inc., or BlackRock, (40 East 52nd Street, New York, New York 10022) filed a Schedule 13G/A with the SEC, which states that BlackRock is a parent holding company and beneficially owns 2,678,829 shares of our common stock with sole voting and dispositive power over 2,678,829 shares. According to the Schedule 13G/A, none of BlackRock’s subsidiaries individually owns five percent or more of our common stock.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with management, and based on such review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

The foregoing report has been submitted by the following members of the compensation committee.

Wilkie S. Colyer, Chairman
John R. Harris

The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Performance

Financial

•	Reported our highest annual organic revenue growth in four years, with an organic net revenue growth rate of 7.5%* from 2011

•	Reported non-GAAP diluted EPS from continuing operations growth of nearly 18%* as compared to 2011

•	More than doubled the revenue run-rate from our iMeet® and GlobalMeet® virtual meeting solutions, exiting 2012 with an annual revenue run-rate of nearly $23 million from these solutions

•	Grew total meetings hosted by nearly 30% as compared to 2011

*	See Appendix A to this proxy statement for the calculation of these non-GAAP financial measures and for a reconciliation to the most directly comparable GAAP measures.

Strategic

•	Expanded our global distribution by entering into strategic alliances with leading domestic and international telecommunications carriers, including CenturyLink, Deutsche Telekom and eircom

•	Earned multiple awards and accolades for our product innovation, including:

o	iMeet awarded Silver for Best New Product by Edison Awards

o	PGi awarded the Silver Stevie Award for Most Innovative Tech Company of the Year by the American Business Awards

o	PGi awarded the Bronze Stevie Award for Most Innovative Company of the Year in Canada and the U.S.A. by the International Business Awards

o	PGi named one of the InformationWeek Top 250 Innovators of the Year

Commitment to Return Value to Our Shareholders

Total Shareholder Return (TSR)

•	Delivered approximate 15.5% year-over-year stock price increase from 2011, approximately 24.9% above our 52-week low

•	Outperformed our peer group one-year TSR as well as several major stock indices, including the Dow Jones US Industrial Average and NASDAQ Composite

Share Repurchase Program

•	Repurchased approximately $28 million of our common stock in 2012, representing approximately 7% of our common stock outstanding

•	Established a new open market share repurchase program for up to five million shares of our common stock

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COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN*

Among Premiere Global Services, Inc., the S&P 500 Index, the Russell 3000 Index, the Dow Jones US Industrial Average Index, S&P 500 Software & Services,the NASDAQ Composite Index and our peer group*

$120
$115
$110
$105
$100
$95
12/11
12/12
Premiere Global Services, Inc.
S&P 500
Russell 3000
Dow Jones US Industrial Average
S&P 500 Software & Services
NASDAQ Composite
Peer Group**

	12/31/11	12/31/12

Premiere Global Services, Inc.	100.00	115.47
S&P 500	100.00	116.00
Russell 3000	100.00	116.42
Dow Jones US Industrial Average	100.00	97.75
S&P 500 Software & Services	100.00	117.87
NASDAQ Composite	100.00	112.20
Peer Group**	100.00	108.99

*	This graph shows the TSR of our common stock or the applicable index for fiscal year 2012 and assumes an investment of $100 on December 31, 2011, including reinvestment of dividends. The stock price performance in this graph is not necessarily indicative of the future performance of our common stock. Total return calculations were prepared by the Research Data Group. The information provided in this table and graph shall not be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than as provided in Item 201 to Regulation S-K under the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filings under the Securities Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference.

**	This graph does not include the TSR of the following peer group companies, which were acquired in 2012 and, therefore, not publicly traded at year-end: Ariba, Inc., Kenexa Corporation and Quest Software, Inc.

 Commitment to Pay-for-Performance

•	Our executive compensation program aligns pay with performance. The pay components of our named executive officers’ total realized compensation, excluding perks, for 2012 were approximately:

	At- Risk%	Performance- Based%	Equity- Based%
CEO	82	55	62
Other NEOs (average)	65	39	32

CEO Pay Components

•	No increases in base salaries, target bonus opportunities, perquisites and severance amounts for our CEO since 2005, for our President since 2008 and for each of our CFO and CTO since 2009

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•	Strong correlation between our CEO’s total realized compensation and our shared financial metrics for bonus incentives consisting of annual revenues and adjusted EBITDA, as demonstrated in the chart below:

CEO Pay for Performance*
Total Realized Compensation (in millions)
Revenues and Adjusted EBITDA (in millions)
$6
$5
$4
$3
$2
$1
$600
$500
$400
$300
$200
$100
$0
2010
2011
2012
Compensation
Revenues
Adjusted EBITDA

*	See Appendix A to this proxy statement for the calculation of these non-GAAP financial measures for 2012 to the most directly comparable GAAP measures. For ease of comparison purposes, for 2010, this chart reflects only our continuing operations following the sale of our PGiSend messaging business in October 2010.

•	No LTI grants to our CEO in 2011 or 2012

•	Increasingly challenging and aggressive performance targets for incentive awards demonstrated by the achievement of 100% of target incentives only in the past two years, with no executive officer achieving maximum incentives in the last seven years

Consideration of 2012 Say-on-Pay Vote on Executive Compensation

At our 2012 annual meeting, our shareholders approved our executive compensation program, with approximately 82% of our shareholders voting for our say-on-pay proposal. While we were pleased with our shareholders’ support, our compensation committee was mindful of our continuing focus to further strengthen the link between our executive compensation programs and performance. In response to our substantial ongoing shareholder outreach efforts, our compensation committee took the following actions in addition to the significant changes made to our executive compensation program in response to the prior year’s say-on-pay vote:

•	Completed comprehensive compensation study

o	Utilized new independent compensation consultant

o	Developed revised peer group to better reflect our size, strategic focus and business model

•	Eliminated the use of employment agreements for our named executive officers and entered into new severance agreements that provide our executive officers with certain severance benefits upon involuntary termination, but do not otherwise provide a contractual right to base salary, bonus opportunities or perquisites

•	Increased focus on long-term performance by adjusting our CEO’s compensation mix through elimination of his stock bonus opportunity

•	Implemented a new annual LTI program for our named executive officers:

o	Eliminated historical practice of granting triennial awards in favor of smaller annual awards

o	Granted 2013 LTI awards in accordance with our renewed commitment to pay-for-performance adopted last year, with 50% of awards performance-based

o	Eliminated single trigger vesting acceleration upon a change in control

o	Eliminated overlap of performance targets for short-term and long-term incentive awards

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Impact of 2012 Business Results on Executive Compensation

2012 was another year of significant performance improvement for our company despite continuing challenging economic conditions and uncertainties in the global economy. We continued to make meaningful progress against our strategic initiatives to transition PGi to a software-as-a-service, or SaaS, company to increase the addressable market opportunity for PGi and our solutions, as evidenced by the key highlights of our financial and strategic accomplishments set forth in “—Executive Summary.” We believe that the efforts and leadership of our senior management team, in particular our named executive officers, allowed us to successfully navigate these difficult economic times and produce greatly improved results that strengthened our business and improved shareholder value. These positive developments were reflected in the second year of double digit increases in our stock price, with our stock outperforming several major stock indices, as well as our peer group, in 2012, as illustrated on the Comparison of 1-Year Cumulative Total Return graph in “—Executive Summary.”

We took decisive action during the economic turmoil of the last several years including completing the sale of our under-performing PGiSend messaging business in 2010 in order to become a focused, pure-play meetings company. We also pursued a number of strategic initiatives, including the development and launch of our iMeet and GlobalMeet virtual meeting solutions, along with subsequent, significant upgrades and enhancements to these solutions to increase their functionality and improve their competitive positioning. In addition, we entered into strategic alliances to further expand our global distribution. As a result of these actions, which entailed added expense in the short term with the objective of enhanced profitability over the long term, we have emerged with our vision set to execute on our strategy for growth. We believe the success of our efforts is reflected in our current stock price, which following the release of our fourth quarter and year end 2012 earnings, hit a near four-year high up approximately 12.4% in the first quarter of 2013.

Our financial results and operational accomplishments achieved due to the execution of our business plan provide significant context for compensation decisions in 2012 and will continue to affect decisions for 2013. We believe our executive compensation program in recent years has resulted in compensation amounts consistent with company performance during periods of economic challenges and recovery and long-term incentives that align with our efforts to position our company for continued growth. In addition, we believe that our executives’ compensation appropriately reflects our company’s improved financial performance and recovery following the extraordinary challenges precipitated by the global recession.

Consideration of 2012 Say-on-Pay Vote on Executive Compensation

Shareholder Outreach Efforts

We have continued our ongoing shareholder engagement efforts that began prior to our initial say-on-pay vote in 2011. We sought shareholder feedback and engaged in substantive discussions on our executive compensation program with the vast majority of our top 25 institutional investors, representing institutional holders of greater than 0.5% of our common stock, and responded to investors who own smaller percentages who had previously reached out to us. While not all of these investors chose to engage in a dialogue with us about our executive compensation program, we continue to invite discussions with all of our shareholders and explore ways to continue to further improve our compensation program and practices. In addition, we have also engaged in an active dialogue with leading proxy advisory firms in order to better understand their evaluation of our executive compensation programs.

We appreciated the opportunity to engage in thorough discussions of our executive compensation program, and a number of our shareholders informed us the dialogue had enabled them to increase their understanding of our program. Several of our shareholders focused our discussions on matters related to various internal and external compensation screening models used by them in formulating their voting decisions, specifically the valuation of equity awards (including the difference between reported and realized value) and a consideration of the merits of disclosure of performance goals with the potential for competitive harm to our business. In addition, some of our shareholders provided suggestions to further enhance and simplify our executive compensation disclosure. We continue to value the insights we gain through such discussions and believe that we have been responsive and

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implemented a number of recommended meaningful changes, as discussed below and in “—Other Compensation Practices that Benefit Our Shareholders.”

Executive Compensation Program Changes

Our compensation committee appreciates and values the views of our shareholders and undertook an in-depth, comprehensive review of the investor feedback received in connection with both our 2012 and 2011 annual meetings and has deliberated extensively concerning the results of the votes on our executive compensation. Given that our CEO’s annual base salary, target bonus opportunity, perquisites and severance pay arrangements had not increased since 2005 and that no additional LTI awards were granted to him in 2011 nor would be granted to him in 2012, our compensation committee determined not to alter specific existing components of our CEO’s compensation in 2012. However, in light of our 2011 and 2012 say-on-pay vote results and in consideration of ongoing shareholder input obtained, evolving market practices and our compensation study findings, our compensation committee took a number of specific actions with respect to the compensation of our named executive officers, which are described below:

Completion of Comprehensive Compensation Study

Our compensation committee engaged a new independent compensation consultant, Aon Hewitt, to review and comment on our existing compensation programs and to assist with the design of future programs that enhance our pay-for-performance philosophy and more closely align our compensation practices with shareholder value. In November 2012, Aon Hewitt completed a comprehensive study of our executive and director compensation using a revised compensation peer group to better reflect our size, strategic focus and business model.

Elimination of the Use of Employment Agreements for our Named Executive Officers

Our comprehensive compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. Our compensation committee determined that it is in the best interests of our company and our shareholders to eliminate the use of employment agreements for our named executive officers. Accordingly, in December 2012, with each of our named executive officer’s full support and consent, our compensation committee terminated the employment agreements in place and entered into severance agreements with each of them, effective January 1, 2013. All of our severance arrangements with executive officers utilize double trigger provisions upon a change in control, and our compensation committee believes that these arrangements are competitive with the market.

Implementation of New Annual LTI Program

With the implementation of our new LTI program, we eliminated our historical practice of granting triennial LTI equity awards and shifted to granting smaller, annual awards beginning in 2013. Pursuant to our renewed commitment to pay-for-performance adopted last year, the annual equity awards for 2013 are divided equally between performance-based awards and time-based awards, which strengthens our prior practice that at least one-third of LTI shares be performance-based. In addition, we eliminated single trigger vesting acceleration upon a change in control. Based on the feedback received during our shareholder outreach efforts, our compensation committee also eliminated the overlap of performance targets for short-term and long-term incentive awards by utilizing a performance metric for annual LTI equity awards that is different from the metrics used for our annual incentive awards. These changes are not reflected on our Summary Compensation Table for 2012, and although our shareholders will begin to see the impact of these changes next year, it will take several years to see the full impact as prior LTI awards to certain of our named executive officers continue to vest.

Increased Focus on Long-Term Performance by Adjusting our CEO’s Compensation Mix

In addition to his cash bonus opportunity, our CEO was also eligible to receive incentive stock bonuses having a value equal to the cash bonuses he earned during 2012 granted in the form of restricted stock and subject to an 18-month holding period. Based on our compensation study findings and feedback from some of our investors, our compensation committee determined to adjust our CEO’s compensation mix to better align with market and

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competitive practices to tie more of his compensation to long-term performance. Accordingly, our compensation committee eliminated our CEO’s stock bonus opportunity beginning in 2013.

Implementation of Robust Stock Ownership Guidelines

Our board of directors implemented stock ownership guidelines that require our named executive officers and non-employee directors to acquire and hold a meaningful level of stock ownership in our company. Our stock ownership guidelines are based on a multiple of base salary or annual cash retainer as set forth in the table below, which also illustrates compliance with these requirements by each of our executive officers and by our non-employee directors:

	Target Multiple	Actual Multiple (1)
CEO	6x base salary	35.5x
CFO	3x base salary	3.6x
President	3x base salary	4.5x
CTO	3x base salary	3.1x
Non-Employee Directors (average)	5x annual cash retainer	11.9x

(1)	Calculated as of our record date of April 4, 2013 and in accordance with our stock ownership guidelines, which differ from the calculation of beneficial ownership reported in “Security Ownership of Certain Beneficial Owners and Management – Officers and Directors.”

Our named executive officers and directors have five years from adoption of the policy in April 2012 to comply with the guidelines. In addition, executive officers and directors must hold 50% of net after-tax shares issued upon vesting of restricted stock until the respective ownership levels are achieved. Once the ownership requirements are achieved, the holding period no longer applies.

Our CEO’s stock ownership significantly exceeds the guidelines as he is one of our largest shareholders, beneficially owning approximately 6.9% of our common stock. Each of our named executive officers and our directors either exceeds or is on track to achieve the ownership requirements within the time frame established.

Adoption of Compensation Clawback Policy

Our board of directors adopted an incentive compensation clawback policy. In the event that we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we will require reimbursement of compensation from each executive officer who received incentive bonus awards or realized compensation from equity awards during the three-year period preceding the restatement, regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Our board will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

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Compensation Practices that Benefit Our Shareholders

Our executive compensation program is characterized by the following key practices and policies that reinforce our retention strategies while implementing what our compensation committee considers to be best practices to drive performance and align our executive officers’ interest with those of our shareholders:

What We Do

✓	Align pay with company performance through our renewed commitment to pay-for-performance, with 50% of awards under our new annual LTI program performance-based

✓	Intend for a significant portion of executive compensation to be at risk, either in the form of incentive bonus or long-term equity incentive awards, to align compensation with sustained shareholder value

✓	Engage in ongoing substantial shareholder outreach efforts

✓	Utilize an independent compensation consultant engaged by, and reporting directly to, our compensation committee who provides no other services to our company

✓	Utilize multiple performance goals, which decrease the named executive officers’ incentive to focus on a single performance metric to the detriment of others

✓	Utilize challenging performance targets, consisting of clearly defined and measurable financial and non-financial metrics

✓	Include thresholds and caps for incentive awards that define a minimum level achievement before any payout is earned and protects against unintended excessive payouts

✓	Require robust ownership guidelines for our named executive officers and non-employee directors

✓	Utilize a compensation clawback policy

✓	Mitigate potential dilutive effect of equity awards through our board-approved share repurchase program

What We Don’t Do

Ð	No employment agreements for our named executive officers

Ð	No guaranteed salary increases or guaranteed bonuses

Ð	No single trigger severance payments or vesting acceleration upon a change in control

Ð	No excise tax gross-ups

Ð	No pension plans or supplemental executive retirement plans

Ð	No repricing or replacing underwater stock options without shareholder approval

Ð	No engaging in speculative transactions in our securities by our named executive officers, directors and other designated employees

Ð	No dividend rights on unvested shares of our LTI awards

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Executive Compensation Program Objectives

We believe that the performance and contribution of our named executive officers are critical to our overall success. The goal of our executive compensation program is the same as our goal for operating our company – to create long-term value for our shareholders. Our objective is to have a compensation program that will allow us to attract and retain highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance and align the interests of our executive officers with our shareholders. We believe that, in order to effectively accomplish these objectives, our program must:

•	provide our executive officers with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each executive officer’s compensation to performance and success in achieving our business strategy, management initiatives and financial, operational and other goals through at-risk incentive awards;

•	provide an appropriate balance of rewards for the short-term and long-term financial and strategic business decisions needed to ensure sustained business performance over time without encouraging excessive risk taking;

•	provide significant upside opportunities for exceptional performance, which may result in differentiated compensation among executive officers based on performance; and

•	closely align our executive officers’ interests with those of our shareholders by making equity-based incentives a core element of our executive compensation program.

Executive Compensation Determinations and Assessments

Our compensation committee is responsible for approving the compensation of our named executive officers. Information about the compensation committee and its composition, responsibilities and operations can be found under “Corporate Governance Matters — Compensation Committee.”

Our goal is to reward the achievement of performance objectives and the assumption of additional responsibilities by our named executive officers. Determinations and assessments of executive compensation primarily are driven by the consideration of:

•	information regarding the compensation levels, programs and practices for comparable executive positions at certain similarly-situated companies; and

•	company and individual performance, which results in a meaningful portion of the total compensation of each executive officer being at risk based on short- and long-term performance.

Certain of our named executive officers participate in gathering and presenting facts relating to compensation matters as requested by our compensation committee. Our CEO participates in discussions and makes compensation recommendations to our compensation committee with respect to executive officers other than himself, but does not participate in the final determination of his own compensation. In making these recommendations, our CEO evaluates and considers our other executive officers’ performance, scope of responsibilities and accountability for overall company objectives and their compensation in relation to other executive officers. Our compensation committee considers these recommendations, along with their own assessment of each executive officer’s individual performance and overall contribution to our company, in determining the compensation for each of the executive officers.

In addition, as needed and pursuant to authority under its charter, our compensation committee may periodically retain outside compensation consultants to provide analysis of compensation packages of other companies in order to gauge the competitiveness of our programs.

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In 2012, our compensation committee engaged Aon Hewitt as our new independent compensation consultant to conduct a comprehensive study of our executive compensation programs, including assistance with the design of our new LTI program to enhance our pay-for-performance philosophy and more closely align our compensation practices with shareholder value. Our compensation committee assessed the independence of Aon Hewitt taking into consideration the independence factors specified in NYSE listing standards. In addition, Aon Hewitt has provided our compensation committee with adequate assurances of its independent status, and our compensation committee believes that Aon Hewitt has been independent throughout the provision of its services to our company.

Aon Hewitt provided an analysis of relevant market data based on the compensation of our named executive officers derived from a peer group of comparable companies. The peer group consisted of the following companies:

• Ariba, Inc.	• Informatica Corporation	• The Ultimate Software Group, Inc.
• Blackbaud, Inc.	• Kenexa Corporation	• TIBCO Software Inc.
• Concur Technologies, Inc.	• NetSuite Inc.	• Verint Systems Inc.
• DealerTrack Technologies, Inc.	• Quest Software, Inc.	• VeriSign, Inc.
• Digital River, Inc.	• RealPage, Inc.	• Websense, Inc.
• Epiq Systems, Inc.

Aon Hewitt recommended these companies because they were similarly-situated to us in terms of size and industry, they have executive officer positions that are comparable to ours in terms of breadth and scope of responsibilities, and we compete with them for director and executive talent. In constructing our peer group, our compensation committee, with Aon Hewitt’s assistance, included SaaS companies within Standard and Poor’s Global Industry Classification Standard, or GICS industry group, for “Information Technology — Software & Services,” including application, systems or Internet software companies. Our compensation committee also considered companies that were in potential peer companies’ own compensation peer groups. While not necessarily direct competitors of ours, our peer group includes companies that frequently offer their services through on-line, on-demand or subscription services business models similar to ours. Our compensation committee only selected peer companies that fell within the range of 0.5 to 2.0 times our revenues, with our revenues above the peer group median at the 67th percentile. In addition, our peer group excludes certain direct competitors listed in our annual report on Form 10-K for the year ended December 31, 2012, because while they may offer competing services their revenues fell outside this range. Our compensation committee selected the revised peer group to ensure that it was more closely aligned with our company’s strategy, focus and size, particularly in light of the sale of our PGiSend messaging business in late 2010 and our transition to a SaaS business model.

Aon Hewitt analyzed base salary, target bonus, long-term incentives and total compensation of our named executive officers relative to the peer group. The compensation study concluded that the total target compensation for each of our executive officers for 2012 was at or below market 50th percentile of our peer group, primarily due to below-market LTI opportunities. Our compensation committee does not target or set compensation as a specific percentile of the peer group data or apply a specific formula to determine any adjustments to overall or individual executive pay. Instead, our compensation committee considers the results of the compensation study and the publicly-available compensation data as reported by our peer group as one of many factors and as a basis for general guidance and comparison in determining compensation for our executive officers. Accordingly, our compensation committee used the findings of our new compensation study in determining the relative amounts of the elements of the compensation of our executive officers for 2013.

Our compensation committee generally strives to maintain internal pay equity among our named executive officers, while recognizing that exceptional performance on the part of any one executive can result in differentiated compensation among our executive officers. For example, our CEO’s total compensation as reported on the Summary Compensation Table is 2.2 times our next highest paid officer and 3.2 times the average of our other executive officers, which our compensation committee believes is reasonable. In addition, our CEO’s compensation package differs from that of our other executive officers given his role and responsibilities for the management and strategic direction of our company as a whole, as well as his substantial obligations as the voice and vision of our

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company. In addition, our compensation committee recognizes that he was our founder and has been a contributing factor to our success since our inception.

Elements of Our Executive Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, incentive bonus awards and long-term equity incentive awards, which together make up an executive officer’s total direct compensation in a given year or performance period. This program is rounded out with perquisites and other executive benefits and severance arrangements. Our compensation committee has chosen these elements of compensation in order to create flexible packages that reflect the long-term interests of our business while rewarding both the achievement of the short-term and long-term performance goals of our company and the individual named executive officer.

Base Salary

Base salary is a fixed component of each named executive officer’s total direct compensation, in contrast to incentive and equity compensation, which is at risk based on performance, continued employment or both. Other elements of our executive compensation, such as incentive bonuses, are determined as a percentage of base salary. In setting base salaries, our compensation committee considers the executive officer’s experience, length of service, scope of responsibility and accountability and his personal contribution to the financial and operational performance of our company.

In response to the continued impact of the global recession on our business and as part of our efforts to responsibly manage all company discretionary expenditures, in 2009, we froze salaries across all levels of the organization, including our named executive officers. Since that time, we have awarded raises to select other employees upon assumption of additional duties, a promotion or in order to retain the employee. In addition, we eliminated any automatic base salary increases, as previously provided for in certain of our executive officers’ employment agreements prior to 2005.

The table below sets forth the annual base salaries of our named executive officers for 2012, which did not change for 2013, as well as the percentage change and the date the salary went into effect:

Named Executive Officer	2012 Salary ($)	Percentage Change from 2011	Salary Effective Since
Boland T. Jones	900,000	0	January 1, 2005
David E. Trine	375,000	0	February 19, 2009
Theodore P. Schrafft	500,000	0	January 23, 2008
David M. Guthrie	400,000	0	June 30, 2008

Incentive Bonus Awards

We design our incentive bonus awards to reward our named executive officers for short-term performance and the achievement of strategic results on a quarterly and annual basis. Each executive officer’s annual bonus is at risk based on how well our company and the executive officer perform.

All of our named executive officers were eligible for incentive cash bonuses in 2012, with 80% of the target bonuses for our executive officers for the calendar year allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. Because financial bonus metrics are based upon cumulative rather than stand-alone quarterly targets, we effectively pay 40% of bonuses based on annual targets. We do not guarantee any bonus for any of our executive officers.

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Target Opportunities

Incentive bonus awards are designed to focus management attention and effort on the attainment of pre-established, objective performance goals. Each named executive officer is assigned a target award opportunity, expressed as a percentage of base salary, as further described below. Each executive officer’s bonus depends on his performance against performance objectives, which can be 0% for failure to achieve targets or as much as 150% of the target opportunity for superior performance.

The table below sets forth the annual target bonus opportunity of our named executive officers for 2012, which did not change for 2013, as well as the percentage change and the date the target bonus opportunity went into effect:

Named Executive Officer	2012 Target Bonus Opportunity (as a % of base salary)	2012 Target Bonus Opportunity ($)		Percentage Change from 2011	Target Bonus Opportunity Effective Since
Boland T. Jones	100	900,000	cash	0	January 1, 2005
David E. Trine	60	225,000		0	January 21, 2010
Theodore P. Schrafft	150	750,000		0	January 23, 2008
David M. Guthrie	60	240,000		0	January 21, 2010

In addition, Mr. Jones was also eligible to receive incentive stock bonuses having a value equal to the cash bonuses he earned during 2012 granted in the form of restricted stock and subject to an 18-month holding period. Our compensation committee eliminated our CEO’s stock bonus opportunity for 2013.

Performance Goals

Each named executive officer’s performance and contribution towards the success of our company is reflected in what they receive as incentive bonus awards. These awards reflect an assessment of an executive officer’s contribution to our achievement of corporate goals (including financial measures), as well as the degree of challenge in their position. Our compensation committee establishes performance goals each year, generally in January, using pre-determined, objective targets based upon company financial metrics, as well as certain individual objectives based upon company strategic initiatives depending on each executive officer’s role in our company. The performance objectives are based on our internal operating plan budget each year, as recommended by our executive management to, and approved by, our board of directors in December of the prior year. We believe that these performance goals appropriately motivate our executive officers to meet company objectives which, if achieved, will result in value to our shareholders.

Specific performance goals and the relative weightings varied among our named executive officers depending on individual position, priorities and effects on financial results and represent areas where our compensation committee believes that the executive officers should focus their energies to drive growth in our business. We believe that this individual assessment promotes accountability for each executive officer’s performance and helps differentiate our executive compensation based on performance.

Bonus criteria for all of our named executive officers:

•	include shared financial metrics of revenues and adjusted EBITDA as performance targets;

•	are based on constant foreign currency exchange rates; and

•	provide an opportunity to achieve greater than 100% of the target opportunity for superior financial performance, with sliding scales and data between points interpolated on a straight-line basis based upon cumulative rather than stand-alone quarterly targets.

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We believe that including shared financial metrics and increased bonus opportunity for overachievement in all of our named executive officers’ bonus criteria is appropriate because our executive management group needs to operate as a team to achieve our company objectives. In addition, we fund the bonus pool for other eligible employees based upon our achievement of these shared financial metrics.

In January 2012, our compensation committee approved the performance targets for incentive bonus awards for 2012 for our named executive officers, as set forth below:

Each of our named executive officers may earn between 70% and 150% of his target bonus awards applicable to revenues and adjusted EBITDA criteria in the differing percentages set forth above based on a sliding scale for achievement of 90% to greater than or equal to 110% of goals related to these bonus criteria. This sliding scale is set forth below, with data between points interpolated on a straight-line basis:

Performance Percentage of Target	Payout Percentage of Bonus Earned
<90	0
90	70
95	85
100	100
105	125
110 or greater	150

Our CFO’s network margin metric is also subject to the sliding scale set forth above. Our CTO’s technology development goals are not subject to this sliding scale but are subject to pro rata achievement.

Our 2012 operating plan goals were based on the expectation that the global economy would modestly grow during 2012 and contemplated our continued increase in revenue growth. Despite the continued slow economic recovery and the impact of Hurricane Sandy, which led to lower revenues in the fourth quarter of 2012 than we anticipated, we slightly exceeded target on our shared financial metrics on a combined basis of approximately 101%.

Our actual 2012 year end results as compared to the shared financial metrics from our 2012 internal operating plan budget were as follows (in thousands):

Performance Target	2012 Operating Plan ($)	2012 Actual Results (at constant currency rates) ($) (1)	Percentage Achievement	Payout Percentage
Revenues	492,514	504,200	102	112
Adjusted EBITDA	88,447	87,572	99	97

(1)	See Appendix A to this proxy statement for calculation of these non-GAAP financial measures and for reconciliation to the most directly comparable GAAP measures.

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We do not publicly disclose certain specific quarterly or annual operating objectives, which are based on our confidential, internal operating plan for the fiscal year. Historically, we have not provided public financial guidance on a quarterly basis and only provide annual ranges for revenues and earnings. We are not disclosing the specific quarterly or annual performance targets for the other goals discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and planning process that may indicate the priority we place on certain strategic initiatives. For example, we do not disclose our CEO’s network margin goals as they are calculated using specific detail about our cost strategies included in line items to our financial statements related to our costs associated with telecommunications service and third-party web providers. Similarly, our CTO’s technology goals are linked directly to releases of, and enhancements and upgrades to, our virtual meeting solutions, which are inherently sensitive in nature and reflect the intended timing of the introduction of our new services. We believe that competitors could use this information in devising their own market and growth strategies in attempts to compete more successfully with us.

The performance targets are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance and are generally set at amounts to show improvement over the prior years. Overall, we believe that our incentive bonus awards require strong performance in order to achieve target compensation and that our named executive officers’ relative pay appears to be aligned with relative performance. Challenging performance targets for incentive awards are demonstrated by the achievement of 100% of target incentives for the shared financial metrics only twice in 2011 and 2012, with no executive officer achieving maximum incentives in the last seven years. In addition, achievement of 100% of target of our adjusted EBITDA metric has not occurred since 2007.

The following chart illustrates the achievement against target and maximum incentive bonus award payouts for our CEO’s bonuses from 2008 – 2012, which we believe demonstrates the challenging nature of our financial targets:

Our financial results continued to improve in 2012, resulting in achievement of 111% and 74%, respectively, of the possible maximum and target incentive bonus award payouts against the shared financial metrics. The bonus amounts for each of our named executive officers increased in 2012 as compared to 2011, given our company’s strong financial results in 2012.

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Performance against these metrics resulted in the following percentage achievement against target in each quarter and for fiscal year 2012:

Percentage Achievement

Performance Target	Q1	Q2	Q3	Q4	Annual
Revenues	103	103	103	102	102
Adjusted EBITDA	105	104	101	99	99
Network Margin	102	101	101	100	100
Technology Development	95	94	95	100	96

Based on these achievements, our named executive officers earned the following 2012 bonuses as a percentage of their target bonus award payouts:

Named Executive Officer	Target ($)	Actual ($)	Percentage of Target
Boland T. Jones (1)	900,000	1,000,092	111
David E. Trine	225,000	245,695	109
Theodore P. Schrafft	750,000	833,410	111
David M. Guthrie	240,000	256,222	107

(1) Mr. Jones was also eligible to receive stock bonus awards having a value equal to his cash bonuses, which our compensation committee eliminated for 2013.

The Grants of Plan-Based Awards in Fiscal Year 2012 table shows the threshold, target and maximum incentive bonus awards that each of our named executive officers was eligible to receive in 2012. Their actual incentive cash bonus awards earned in 2012 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

We believe that long-term equity incentive awards reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, named executive officers are encouraged to be proactive and forward-looking in meeting challenges in our competitive business and in working toward achieving our long-term strategic objectives. In addition, we believe that equity incentive awards vesting over multiple years serve as an important compensation link between an executive officer’s decision making and the long-term outcomes of decisions. In order to foster this perspective, we currently use restricted stock awards as our long-term equity vehicle for our executive officers. Our compensation committee believes that restricted stock is a useful equity award vehicle because both increases and decreases in stock price affect the value of restricted stock, which provides a level of incentive even during periods of general market or industry stagnation or declines, when our stock price may be affected by such conditions or when favorable company performance may not be reflected in our stock price. Restricted stock awards encourage our executive officers to manage our company from the perspective of an owner with a continuing equity stake in our business. Award recommendations are made on the basis of an executive officer’s level of responsibility, contribution and value to the overall management of our company.

Our compensation committee approved only one LTI award to a named executive officer in 2012, which was to our CFO. Mr. Trine had received only one LTI award since joining us in 2009, which was fully vested as of March 31, 2012. Our compensation committee approved a LTI award of 25,000 shares of restricted stock, with a grant date of June 30, 2012, to Mr. Trine which approximated a pro rated amount of one-year’s annualized value of his previous LTI award as a bridge grant to transition to the implementation of our new annual LTI program in 2013. This award vested on January 1, 2013.

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Other than Mr. Trine’s 2012 LTI bridge grant discussed above, pursuant to our prior LTI program, one-third of equity awards granted to our named executive officers vested based on our company’s financial performance and two-thirds vested based on time over a three-year period. The performance targets used for determining vesting of those shares were the same targets used to determine incentive bonuses. In accordance with our historical triennial award practice, our compensation committee previously approved an LTI award to each of Messrs. Jones and Schrafft in 2010 and to Mr. Guthrie in 2011. Our compensation committee determined the amounts of these LTI awards based on our prior compensation study, which utilized a straight-line method of valuing LTI awards over their vesting periods, and concluded that such annualized amounts were at or below market with our prior peer group.

For 2012, our company overachieved at approximately 102% performance on our revenue target and achieved 99% performance on our adjusted EBITDA target. The 2012 annual performance-based component of these prior LTI awards vested in 2013 based on 2012 financial performance as set forth below:

2012 Performance-Based Shares
Named Executive Officer	Target Number of Shares to Vest	Number of Shares Vested
Boland T. Jones	75,000	73,887
Theodore P. Schrafft	16,667	16,420
David M. Guthrie	11,111	10,946

Messrs. Jones and Schrafft are fully vested in the performance-based components of the 2010 LTI awards, and Mr. Guthrie has one additional tranche that may vest in 2014 based on our company’s performance in 2013. Approximately 95% of Messrs. Jones and Schrafft’s 2010 LTI awards vested based on our company’s performance over the three-year annual performance periods from 2010 – 2012. The table set forth below presents the total performance-based shares granted to Messrs. Jones, Schrafft and Guthrie under our prior LTI program, noting the total shares vested upon achievement of the annual performance targets, with the remainder forfeited:

Prior LTI Performance-Based Shares

(2010 - 2012 in aggregate)

Named Executive Officer	Total Shares Granted	Total Shares Vested	Total Shares Forfeited
Boland T. Jones	225,000	212,592	12,408
Theodore P. Schrafft	50,000	47,243	2,757
David M. Guthrie(1)	33,333	21,723	—

(1) Mr. Guthrie has an additional 11,111 shares that can vest in 2014 based on our company’s financial performance for 2013 and an additional 499 shares that will be forfeited unless they vest based on overachievement of the adjusted EBITDA performance target for 2013.

In March 2013, our compensation committee completed the design of our new annual LTI program. Our compensation committee approved an LTI award of restricted shares, with a grant date of March 31, 2013, to each of our named executive officers as follows:

Named Executive Officer	Number of Performance-Based Restricted Shares	Number of Time-Based Restricted Shares
Boland T. Jones	125,900	125,900
David E. Trine	27,300	27,300
Theodore P. Schrafft	34,950	34,950
David M. Guthrie	17,150	17,150
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Our compensation study concluded that the value of LTI awards for each of our named executive officers was at or below market with our peer group.

With the implementation of our new LTI program, we eliminated our historical practice of granting triennial LTI equity awards and shifted to granting smaller, annual awards beginning in 2013. In addition, we have eliminated single trigger vesting acceleration upon a change in control for all awards.

Pursuant to our renewed commitment to pay-for-performance adopted last year, annual equity awards for our named executive officers for 2013 are divided equally between performance-based awards and time-based awards, which strengthens our prior practice that at least one-third of LTI shares be performance-based. Our compensation committee believes this allocation provides for a good alignment of incentives with company performance and a fair balance in the extent to which executive compensation is at risk both by being tied to the performance of our company’s business and to the value of our company’s shares.

Our compensation committee selected a two-year performance period because of the inherent difficulty in setting meaningful long-term goals given the continued uncertainty in the global economy, particularly during this pivotal transformation time for our company as we transition to a SaaS business model. Our compensation committee included an additional one-year time vesting period after the performance period ends for 50% of such shares, so that awards under our new LTI program do not fully vest until the end of a three-year period.

Our compensation committee established a specified non-GAAP earnings per share from continuing operations, or non-GAAP EPS, cumulative growth target as the sole performance target for our LTI performance-based equity awards for simplicity of administration and to incentivize our officers to achieve maximum bottom line growth. Our compensation committee also selected this target because our compensation study found that the vast majority of our peer group used an earnings target for their LTI program and because we provide our financial guidance, and analysts’ estimates are based, on non-GAAP EPS. We reconcile non-GAAP EPS to the most comparable GAAP measure in our quarterly and year-end earnings releases. In addition, we view non-GAAP EPS growth as a key long-term driver of TSR. Our compensation committee decided to incorporate non-GAAP EPS as the LTI performance target in order to diversify the LTI goals and eliminate overlap from the short-term incentive goals by incorporating an earnings component. Our compensation committee considered internal pay equity in its determination to decrease the annual LTI award for each of Messrs. Schrafft and Guthrie by the amount of any unvested shares from prior LTI awards as we transition to our annual program.

Fifty percent of the performance-based LTI awards vest based on achievement of a two-year performance target and an equal number of shares vest a year following that determination, provided the named executive officer is still employed by us. Any shares that are not earned upon the determination of the achievement of the performance target are forfeited. The payout percentage for our new LTI program is subject to the same sliding scale as set forth above for our incentive bonus awards, capped at 100% payout. Consistent with past practice, the time-based LTI awards vest for Messrs. Jones and Schrafft in equal quarterly installments and for Messrs. Trine and Guthrie in annual installments of 25%, 25% and 50%.

Perquisites and Other Executive Benefits

We provide our named executive officers with various retirement savings, health and welfare and other broad-based employee benefits generally available to all of our employees. We maintain a broad-based qualified 401(k) defined contribution plan in which our executive officers are eligible to participate, along with a substantial majority of our employees. Given the continued uncertainty of global economic conditions, we suspended any discretionary match of employee contributions indefinitely as part of our initiatives to evaluate our cost structure beginning in the second quarter of 2009. We do not offer pension plans or supplemental retirement programs to any of our employees.

We also offer limited perquisites to our named executive officers to ensure competitiveness at the senior leadership level and in order to minimize distractions from, and allow our executive officers to devote additional time to, our company initiatives. We generally provide our executive officers with some or all of the following perquisites: enhanced life insurance and supplemental disability premiums, professional fees associated with tax and estate planning and tax preparation, club membership dues, auto allowance and work place secured parking.

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In addition, each year we hold a company sales incentive trip to award the top achievers in our sales and service organization. If they so choose, all participants may be accompanied by their spouse or a guest, and in certain years depending upon the location of the trip, their children. In 2012, all of our named executive officers attended the trip accompanied by their spouses, for whom we paid the cost of the trip except for Mr. Guthrie. For information on the incremental cost of these perquisites and other personal benefits to our company, see footnote 4 to the Summary Compensation Table. In addition, on certain occasions, a named executive officer’s spouse or other family member may accompany him while traveling on business on a charter flight when such family member is invited to attend an event or for an appropriate business purpose or if the aircraft is already flying to a destination for business purposes. In each of those instances in 2012, the additional incremental costs as a result of any family members accompanying such officers was considered to be de minimis and, as a result, we do not include such amounts in the Summary Compensation Table in this proxy statement.

Severance Arrangements

Our compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. After taking into account views of some of our shareholders received during our substantial ongoing shareholder outreach efforts, evolving market practices and our compensation study findings, our compensation committee determined that it was in the best interests of our company and shareholders to eliminate the use of employment agreements for our named executive officers. In order to attract and retain highly-qualified executive officers, severance agreements with our executive officers contain specified severance benefits under certain conditions and upon a double trigger termination following a change in control of the company. Our compensation committee has eliminated single trigger acceleration upon a change in control. Our compensation committee believes that our severance arrangements, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by similar companies and are designed to be competitive with market practices. Our severance agreements do not provide for a contractual right to base salary, bonus opportunities or perquisites and did not increase the severance amounts for any of our executive officers. We have not increased the severance amounts for Mr. Jones since 2005, for Mr. Schrafft since 2008 and for each of Messrs. Trine and Guthrie since 2009. Termination, severance payments and benefits and change in control provisions for our executive officers are described under “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Considerations

Anti-Pledging and Hedging Policies

Our insider trading policy prohibits our directors, named executive officers and other designated personnel from engaging in short sales or transactions in puts, calls or other derivative securities involving our stock, holding our stock in a margin account or pledging our stock as collateral for a loan. In addition, our insider trading policy requires that our directors, executive officers and other designated personnel obtain pre-clearance from our audit committee for any transaction that allows the person to continue to own our stock but without the full risks and rewards of ownership, including certain forms of hedging or monetizing transactions such as zero-cost collars and forward sale contracts.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. While our compensation committee generally seeks to maximize the deductibility of compensation to our executive officers, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m), while others may not be.

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Equity Grant Practices

We do not seek to time the grant of stock awards to take advantage of the release of material non-public information. Under our practices, all equity awards are approved before or on the date of grant, generally on the last day of a fiscal quarter or year. Stock awards for our named executive officers are approved by our compensation committee and for our other employees pursuant to delegated authority to our CEO and ratified by our compensation committee. Compensation committee meetings to approve stock awards are generally scheduled a year in advance. We may make grants on other dates, but strive to avoid “off cycle” grants to the extent possible. Beginning in 2013, we use our stock’s trailing 20-day average closing price on grant date in order to determine the number of shares under our new LTI program for our executive officers and for the equity component of our non-employee director compensation. Our compensation committee believes that this approach mitigates any potential extremes in a single day’s stock price movement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2012 2011 2010	900,000 900,000 900,000	— — —	1,000,092 965,824 6,375,640	1,000,092 965,824 779,890	100,256 90,222 91,104	3,000,440 2,921,870 8,146,634
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2012 2011 2010	375,000 375,000 375,000	— — —	209,750 — —	245,695 234,075 202,484	— — —	830,445 609,075 577,484
Theodore P. Schrafft President	2012 2011 2010	500,000 500,000 500,000	— — —	— — 955,500	833,410 804,853 649,908	27,128 27,859 31,050	1,360,538 1,332,712 2,136,458
David M. Guthrie Chief Technology Officer	2012 2011 2010	400,000 400,000 400,000	— — —	— 762,000 —	256,222 251,168 203,579	— — —	656,222 1,413,168 603,579

(1)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The amounts reported also include certain de minimis amounts (less than $20) for each award that were paid in cash in lieu of fractional shares from the restricted stock bonus awards earned in 2012, 2011 and 2010.

(2)	Amounts include LTI restricted stock awards for named executive officers granted in 2012, 2011 and 2010. For Mr. Jones, amounts also include quarterly and annual incentive stock bonus awards earned during 2012, 2011 and 2010, with the fourth quarter and annual incentive stock bonus awards issued in the first quarter of the following year on the date of the first payroll following our fourth quarter and year-end earnings release (which is the same date that cash bonuses were paid by us to all of our eligible employees, as practical). The 2012, 2011
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and 2010 incentive bonus criteria under which the restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(3)	Amounts include quarterly and annual incentive cash bonus awards earned in 2012, 2011 and 2010, respectively, including fourth quarter and annual incentive cash bonus awards that are paid in the first quarter of the following year. The 2012 incentive bonus criteria under which the incentive cash bonus awards were made are described under “Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(4)	“All Other Compensation” for 2012 for the named executive officers includes the following:

•	For Mr. Jones, various perquisites and benefits, including $30,000 in life insurance premiums, supplemental disability premiums, professional fees associated with tax and estate planning and the preparation of tax returns, club membership dues, auto allowance, work place secured parking and spousal travel for annual sales incentive trip.

•	For Mr. Schrafft, various perquisites and benefits, including life insurance and supplemental disability premiums, auto allowance, work place secured parking and spousal travel for our annual sales incentive trip.

•	For Mr. Guthrie, the aggregate incremental cost of his perquisites was less than $10,000.

•	For Mr. Trine, the aggregate incremental cost of his perquisites was less than $10,000.

Supplemental Realized Compensation Table

The calculation of total compensation as reported in the Summary Compensation Table is based upon SEC rules and may include compensation that is not received or “realized” by our named executive officers for the applicable year. For example, reported total compensation on the Summary Compensation Table includes the full grant date fair value of performance-based and time-based restricted stock awards. Therefore, it does not necessarily reflect our executive officers’ actual pay, which for any given year could be greater or less than total compensation reported on the Summary Compensation Table depending on our executive officers’ performance, our company’s financial results and fluctuations in our stock price on the grant and vesting dates of stock awards.

Our compensation committee believes that analyzing realized pay is an important consideration in understanding the relationship of targeted compensation that was approved for our named executive officers and the compensation that was actually earned. In addition, our compensation committee believes that presenting the realized value for LTI awards more closely reflects and approximates our compensation study’s methodology, which utilized a straight-line method of valuing LTI awards over their vesting periods. We believe that the implementation of our new annual LTI program will assist in alleviating any potential concerns resulting from changes in total reported pay in the Summary Compensation Table depending on the year of grant for LTI awards and our stock price upon grant. Although our shareholders will begin to see the impact of the change to annual LTI awards next year, it will take several years to see the full impact as prior LTI awards to certain of our executive officers continue to vest.

To supplement the disclosure in the Summary Compensation Table set forth above required under applicable SEC rules, we have included the additional table below to assist our shareholders’ understanding of our compensation actions and provide more meaningful year-over-year comparisons of compensation. This supplemental table presents total compensation for each of our named executive officers reporting stock awards, based upon their realized value rather than the full grant date fair value in the year of grant. This difference causes the stock awards and total amounts reported on the Supplemental Realized Compensation Table below to differ substantially from the amounts determined under SEC rules as reported in the Summary Compensation Table. This information is for illustrative purposes only and is not intended to replace or be a substitute for the Summary Compensation Table. This presentation differs from the Supplemental Realized Compensation Table included in our 2012 proxy, which presented the amount we expensed for financial statement reporting purposes in accordance

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with ASC 718. We decided to change to this presentation in order to more closely align with actual pay that would be received by our executive officers. There is no assurance that our executive officers will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of the restricted stock will depend on when the executive officer sells the shares. Our executive officers are also subject to trading restrictions and our stock ownership guidelines, which also limit their ability to sell our stock received as compensation.

Supplemental realized COMPENSATION TABLE

Name and Principal Position	Year	Realized Value of Stock Awards ($) (1)	Total Realized Compensation ($) (2)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2012 2011 2010	3,141,804 2,823,942 2,276,599	5,142,152 4,779,988 4,047,593
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2012 2011 2010	452,000 190,500 206,500	1,072,695 799,575 783,984
Theodore P. Schrafft President	2012 2011 2010	474,949 412,916 686,314	1,835,487 1,745,628 1,867,272
David M. Guthrie CTO	2012 2011 2010	264,171 101,950 532,425	920,393 753,118 1,136,004

__________________

(1)	Represents the value of performance-based stock awards that were earned based on 2012 performance and time-based awards for which the service condition was satisfied in 2012, determined by multiplying the number of shares vesting by the closing price of our common stock on the vesting date.

(2)	Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table plus the realized value of stock awards.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

Name	Grant Date (1)	Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Boland T. Jones	4/27/12 7/20/12 10/26/12 2/15/13	1/20/12 1/20/12 1/20/12 1/20/12	— — — —	180,000 180,000 180,000 360,000	270,000 270,000 270,000 540,000	— — — —	19,523 19,780 20,642 36,036	29,284 29,670 30,963 54,054	— — — —	215,586 (6) 210,567 (6) 197,927 (6) 376,012 (6)

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GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012 (cont.)

	Grant Date (1)	Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2) (5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David E. Trine		1/20/12 1/20/12 1/20/12 1/20/12 6/30/12	— — — —	45,000 45,000 45,000 90,000	67,500 67,500 67,500 135,000	— — — —	— — — —	— — — —	— — — — 25,000(4)	— — — — 209,750
Theodore P. Schrafft		1/20/12 1/20/12 1/20/12 1/20/12	— — — —	150,000 150,000 150,000 300,000	225,000 225,000 225,000 450,000	— — — —	— — — —	— — — —	— — — —	— — — —
David M. Guthrie		1/20/12 1/20/12 1/20/12 1/20/12	— — — —	48,000 48,000 48,000 96,000	64,800 64,800 64,800 129,600	— — — —	— — — —	— — — —	— — — —	— — — —

(1)	Our compensation committee approved the 2012 incentive bonus criteria subject to achievement of performance targets as described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards” for quarterly and annual incentive cash bonus awards on January 20, 2012 for all of our named executive officers. If earned, the cash bonus amounts were paid, and stock bonus awards were issued in the case of Mr. Jones, on the date of the first payroll following each of our earnings releases (which are the same dates that cash bonuses were paid by us to all eligible employees, as practical), with the stock bonus awards vesting the next business day, subject to 18-month holding period restrictions. Messrs. Trine, Schrafft and Guthrie were not eligible for stock bonus awards during 2012, and our compensation committee eliminated Mr. Jones’ stock bonus for 2013.

(2)	Amounts shown reflect our named executive officers’ opportunities to earn incentive bonus awards. 2012 incentive bonus criteria were set and incentive bonuses were earned during 2012, even though the fourth quarter and annual incentive cash bonuses were paid, and the stock bonus awards were issued in the case of Mr. Jones, in the first quarter of 2013. Because these awards are quarterly or annual and are all earned in 2012, the actual incentive cash bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. None of our executive officers were guaranteed any bonus, and each of our executive officers could have earned an amount less than or greater than his target bonus awards applicable to the shared financial metrics of revenues and adjusted EBITDA criteria in differing percentages based on the sliding scale discussed above. For example, each of our executive officers must achieve at least 90% performance to receive any payout and could have earned between 70% and 150% of his target bonus awards applicable to these shared financial metrics based on the sliding scale achievement of 90% to greater than or equal to 110% of these metrics. Upon company achievement of 90% of the shared financial targets of revenues and adjusted EBITDA, our executive officers would receive the following 70% bonus payouts: (i) for Mr. Jones, $126,000, $126,000, $126,000 and $252,000; (ii) for Mr. Trine, $25,200, $25,200, $25,200 and $50,400; (iii) for Mr. Schrafft, $105,000, $105,000, $105,000 and $210,000; and (iv) for Mr. Guthrie, $23,520, $23,520, $23,520 and $47,040. For Mr. Trine and Guthrie, only 80% and 70%, respectively, of their bonuses are based on these shared financial targets. In addition, Mr. Trine’s network margin metric is also subject to the sliding scale. Information regarding the incentive bonus criteria and a
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general description of the formula used to calculate these incentive awards is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(3)	For Mr. Jones, amounts shown reflect the opportunity to earn incentive stock bonuses under our 2004 long-term incentive plan, as amended, or our 2004 plan. The number of shares granted was determined by dividing the dollar amount of the applicable cash bonus by the per share closing price of our common stock on the date of grant, with fractional shares paid in cash. These shares vest on the next business day after grant and are subject to an 18-month holding period restriction. Our compensation committee eliminated Mr. Jones’ stock bonus for 2013.

(4)	This bridge grant LTI award to Mr. Trine vested on January 1, 2013.

(5)	Grant date fair values of stock awards are calculated according to ASC 718. Amounts do not sum to the “Stock Awards” column of the Summary Compensation Table because certain de minimis amounts (less than $20) were paid in cash in lieu of fractional shares.

(6)	Holding period restrictions expire October 27, 2013, January 20, 2014, April 25, 2014 and August 14, 2014 for each of Mr. Jones’ respective stock bonus awards, which were issued on April 27, 2012, July 20, 2012, October 26, 2012 and February 15, 2013, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights Not Vested ($) (6)
Boland T. Jones	86,295 (1)	843,965	—	—
David E. Trine	25,000 (2)	244,500	—	—
Theodore P. Schrafft	19,177 (1) 16,668 (3)	187,551 163,013	— —	— —
David M. Guthrie	10,946 (1) 50,001 (4)	107,052 489,010	— 11,610 (5)	— 113,546

(1)	Shares of performance-based restricted stock were earned and vested for fiscal year 2012 in the first quarter of 2013, based upon achievement of specified annual revenue and adjusted EBITDA performance targets. For Messrs. Jones and Schrafft, amounts include 12,408 shares and 2,757 shares, respectively, which were forfeited in 2013.

(2)	25,000 shares of restricted stock vested on January 1, 2013.

(3)	8,334 shares of restricted stock vested on March 31, 2013 and 8,334 shares vest on June 30, 2013.

(4)	16,667 shares of restricted stock vested on March 31, 2013 and 33,334 shares vest on March 31, 2014.

(5)	Shares of performance-based stock may vest in one annual installment of 11,111 shares for fiscal year 2013 in the first quarter of 2014. Amount includes 499 shares that may vest based on the overachievement of the performance targets.

(6)	Calculated using the closing price of our common stock on December 31, 2012 of $9.78.
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OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)
Boland T. Jones	335,748 (1)	3,087,654
David E. Trine	50,000 (2)	452,000
Theodore P. Schrafft	50,125 (3)	463,516
David M. Guthrie	27,443 (4)	262,611

______________

(1)	Includes 110,193 shares for the aggregate stock bonus awards for the fourth quarter and year ended 2011, which were issued in the first quarter of 2012, and the stock bonus awards for the first three quarters of 2012. An aggregate of 46,775 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 63,418 net shares were issued, which had a net realized value of $576,612. These shares vested the next business day after date of grant and are subject to 18-month holding period restrictions from date of grant. These shares are also reported under the Grants of Plan-Based Awards in Fiscal Year 2012 table, except for the fourth quarter and annual stock bonus awards for Mr. Jones which are earned in the fourth quarter of each year but are not issued until the first quarter of the following year. Includes 75,555 shares for the performance-based portion of Mr. Jones’ 2010 LTI award, which vested on February 21, 2012. An aggregate of 32,073 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 43,482 net shares were issued, which had a net realized value of $411,340. Includes 150,000 shares for the time-vested portion of Mr. Jones’ 2010 LTI award, which vested on the last day of each calendar quarter in 2012 and is fully vested. An aggregate of 63,672 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 86,328 net shares were issued, which had a net realized value of $789,038.

(2)	Amounts shown represent a time-based restricted stock award, which was granted prior to 2010 and fully vested on March 31, 2012.

(3)	Includes 16,791 shares for the performance-based portion of Mr. Schrafft’s 2010 LTI award, which vested on February 21, 2012. An aggregate of 7,127 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 9,664 net shares were issued, which had a net realized value of $91,421. Includes 33,334 shares for the time-based portion of Mr. Schrafft’s 2010 LTI award, which vested on the last day of each calendar quarter in 2012. An aggregate of 14,148 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 19,186 net shares were issued, which had a net realized value of $175,361.

(4)	Includes 10,777 shares for the performance-based portion of Mr. Guthrie’s 2011 LTI award, which vested on February 21, 2012. An aggregate of 3,497 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 7,280 net shares were issued, which had a net realized value of $68,869. Includes 16,666 shares for the time-based portion of Mr. Guthrie’ 2011 LTI award, which vested on March 31, 2012. An aggregate of 5,408 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 11,258 net shares were issued, which had a net realized value of $101,772.

(5)	Value realized on vesting represents the fair market value of the underlying shares on the vesting dates multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our comprehensive compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. After taking into account views of some of our shareholders received during our substantial ongoing shareholder outreach efforts, evolving market practices and our compensation study findings, our compensation committee determined that it was in the best interests of the

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Company and our shareholders to eliminate the use of employment agreements for our named executive officers. Accordingly, on December 20, 2012, with each of our named executive officer’s full support and consent, our compensation committee terminated the employment agreements in place with our executive officers and entered into severance agreements with each of them, effective January 1, 2013.

The severance agreements do not provide for a contractual right to base salary, bonus opportunities or perquisites. The severance agreements do not increase the amount of severance our named executive officers could receive upon termination of employment as compared to each officer’s previous employment agreement. We have not increased the severance amounts for Mr. Jones since 2005, for Mr. Schrafft since 2008 and for each of Messrs. Trine and Guthrie since 2009. Potential severance payments are less than three times salary plus bonus for all of our executive officers. In addition, the severance agreements continue to require a double trigger termination following a change in control of our company for severance amounts to be paid.

For additional information regarding these severance agreements, see “—Individual Severance Agreements.”

Voluntary Termination

A named executive officer is not entitled to receive any severance payment or benefits upon his voluntary decision to terminate employment with us. The executive officer would be entitled to receive a pro rata portion of his base salary through his termination date and any earned and accrued bonus compensation, as applicable.

Termination With or Without Cause

A named executive officer is not entitled to receive any severance payment or benefits upon termination for cause. The executive officer would be entitled to receive a pro rata portion of his base salary through his termination date and any earned and accrued bonus compensation, as applicable. They are entitled to receive severance payments and certain benefits upon termination by us without cause, as provided in each executive officer’s severance agreement.

The new severance agreement substantially conformed the definition of “cause” for all of our named executive officers. Termination for cause generally includes:

•	the willful and continued failure of an executive to perform substantially his duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial, adverse effect upon us;

•	the executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; and

•	the executive’s breach of any material term or covenant of his severance agreement.

Termination for Good Reason

Our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer, as provided in each executive officer’s severance agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his severance agreement. The severance agreements for our other executive officers provide for severance benefits upon termination for good reason following a change in control. Termination for good reason requires prior written notice by an executive officer.

Termination for good reason generally includes:

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•	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities;

•	a material reduction in the executives’ base salary or, with respect to each of Messrs. Jones and Schrafft, his bonus opportunity;

•	a material breach by us of any of the provisions in an executive’s severance agreement; or

•	requiring the executive to be based at any office or location other than at specified company office locations.

Change in Control

When evaluating a potential change in control, our named executive officers face possible loss of employment and previously granted unvested restricted stock awards. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of these executive officers to pursue potential change in control transactions that may be in the best interests of our shareholders by providing our executive officers with a measure of financial protection. The severance agreements with our executive officers do not provide for single trigger severance payments or single trigger vesting acceleration upon a change of control. Instead, the severance agreements and restricted stock agreements with each of our executive officers require a double trigger whereby certain severance payments and benefits would be paid or accelerated only if the executive officer is terminated without cause or terminates his employment for good reason following the occurrence of a change in control of our company. In addition, our severance agreements and stock plans do not contain liberal change in control definitions, and define a change in control of our company as the consummation of a transaction to ensure that our executive officers will not receive severance payments or acceleration of stock awards without an actual change in control occurring, which we believe is better aligned with corporate governance best practices.

A change in control of our company includes the occurrence of any of the following events:

•	the acquisition of 50% or more of our voting securities;

•	the members of our board of directors ceasing to constitute at least 60% of our board;

•	Consummation of:

o	a merger, consolidation or reorganization involving our company if a majority of the voting power is held by different shareholders following the transaction;

o    a complete liquidation or dissolution of our company; or

o	the sale or other disposition of all or substantially all of our assets.

The following table describes the potential payments and benefits to which each of our named executive officers would be entitled upon termination of employment either before or after a change in control, upon a change in control or by reason of disability or death. The values assume the termination of employment or change in control was effective as of December 31, 2012. On December 20, 2012, we terminated the employment agreements that provided for these benefits and entered into severance agreements, effective January 1, 2013. The amounts to which our executive officers would be entitled pursuant to our new severance agreements are not reflected on the table below. The amounts in the table exclude distributions under our 401(k) plan that is generally available to all salaried employees, as well as the value of equity awards that were vested by their terms on December 31, 2012.

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Name	Benefit	Termination without Cause or for Good Reason before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Change in Control (Absent Termination of Employment) ($)	Disability ($)	Death ($)
Boland T. Jones	Salary (1)	2,691,000	2,691,000	—	1,125,000 (4)	—
	Bonus (1)	5,980,550	5,980,550	—	—	—
	Acceleration of equity awards (2)	—	843,965	843,965	843,965	843,965
	Health and welfare benefits continuation (3)	88,452	88,452	—	—	5,000 (4)
	Life insurance	45,000	45,000	—	—	—
	Total	8,805,002	9,648,967	843,965	1,968,965	848,965

Name	Benefit	Termination without Cause before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Change in Control (Absent Termination of Employment) ($)	Disability or Death ($)

David E. Trine	Salary (1)	750,000	750,000	—	—
	Bonus (1)	91,947	91,947	—	—
	Acceleration of equity awards (2)	244,500	244,500	244,500	244,500
	Health and welfare benefits continuation (3)	22,992	22,992	—	—
	Total	1,109,439	1,109,439	244,500	244,500

Theodore P. Schrafft	Salary(1)	1,000,000	1,000,000	—	—
	Bonus(1)	313,343	313,343	—	—
	Acceleration of equity awards (2)	81,507	350,564	350,564	350,564
	Health and welfare benefits continuation (3)	22,992	22,992	—	—
	Total	1,417,842	1,686,899	350,564	350,564

David M. Guthrie	Salary (1)	800,000	800,000	—	—
	Bonus (1)	99,109	99,109	—	—
	Acceleration of equity awards (2)	163,003	709,607	709,607	709,607
	Health and welfare benefits continuation (3)	22,992	22,992	—	—
	Total	1,085,104	1,631,708	709,607	709,607

(1)	See “—Individual Severance Agreements” for a description of the changes to these severance benefits from our prior employment agreements. Under his new severance agreement, Mr. Jones’ severance amount for a termination without cause or for good reason would decrease by approximately $500,000 as a result of the change in his formula to use an average bonus amount over the three years prior to his termination date.

(2)	All named executive officers’ prior equity awards fully vest upon a change in control of the company and upon disability or death. All of Mr. Jones’ time-based equity awards also fully vest upon a termination without cause or for good reason prior to a change in control, with his performance-based awards forfeited. The next tranche of equity awards vest upon a termination without cause for Messrs. Trine, Schrafft and Guthrie, with their performance-based awards forfeited. Our compensation committee has eliminated single trigger vesting of all new equity awards for our executive officers. The dollar value is based on the $9.78 closing price of our common stock on December 31, 2012.

(3)	Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer valued at the premium in effect on January 1, 2013. Under his new severance agreement, Mr. Jones’ severance amount upon a termination without cause or for good reason
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would decrease by approximately $45,000 as a result of the decreased time period for his benefits continuation.

(4)	Mr. Jones’ maximum disability benefit equals 100% of his base salary payable for the first year, then 50% of his base salary for the next six months. Mr. Jones’ severance agreement also provides for a $5,000 death benefit.

Individual Severance Agreements

CEO

The severance agreement for Mr. Jones changed the formula used to calculate the potential severance amount in his prior employment agreement from a multiple of his highest base salary and bonus to an average over the three years prior to his termination date and decreased the time period for his benefits continuation provided by his prior employment agreement. It provides that if we terminate his employment without cause, or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the average annual base salary paid to him for any of the three calendar years prior to the date of termination plus 200% of the average cash bonus paid to him for any of the three calendar years prior to the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, he will continue to participate in any of our dental, disability, life or similar programs in which he participated immediately prior to termination for 18 months following the date of termination and in any of our medical or health plans and programs in which he participated immediately prior to such termination for a period of 24 months following the date of termination.

Other Named Executive Officers

The severance agreements for our other named executive officers provide that if we terminate the executive officer’s employment without cause either before or after a change in control or, if the executive terminates his employment for good reason following a change in control, the executive will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination and a pro rata portion of any bonus earned with respect to the performance period in which the date of termination occurs. In addition to this severance amount, the executive will receive an amount equal to the cost of COBRA coverage for 18 months following the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination.

For all of our named executive officers, the severance agreements revised the restrictive covenants our executive officers must adhere to in order to comply with the state of Georgia’s recently enacted Restrictive Covenants Act. The severance agreements provide that each of our executive officers will not compete with our company during his employment and for one year thereafter, increased the restricted period during which our executives may not solicit any of our employees or customers to two years after the executive’s termination of employment and increased the time period during which our executives cannot disclose confidential information to so long as such information is confidential.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Consistent with the recommendation of our board of directors and the preference of our shareholders, we are holding an annual advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This say-on-pay proposal affords our shareholders the opportunity to express their views on our overall compensation philosophy, policies and programs described in this proxy statement for our executive officers. This vote is not intended to address any specific compensation element or decision, but rather our overall executive compensation program and practices.

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We believe that our substantial ongoing shareholder outreach efforts undertaken in response to our 2011 and 2012 say-on-pay vote, together with specific changes we have made to address concerns expressed by some of our shareholders have resulted in an executive compensation program with a strong pay-for-performance approach that effectively aligns the interests of our executives with those of our shareholders. We encourage you to carefully review the disclosure in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for additional details about our executive compensation program.

Our board of directors endorses our company’s executive compensation program as disclosed in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation” and the accompanying compensation tables and related narrative disclosure and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis section, compensation tables and narrative disclosure is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon our board of directors or our compensation committee, and neither our board nor our compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. In addition, your vote does not affect or otherwise limit any existing compensation or award to any of our named executive officers. Although the resolution is non-binding, our board of directors and our compensation committee value the opinions of our shareholders and will consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

AUDIT COMMITTEE REPORT

Our board of directors has determined that each of our audit committee members qualifies as an audit committee financial expert under SEC rules and NYSE listing standards, and each is financially literate and “independent” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards. Our amended and restated audit committee charter specifies the scope of our audit committee’s oversight role and how it carries out its activities. See “Corporate Governance Matters — Audit Committee.” Our management has primary responsibility for our financial statements and reporting process, including our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing reports thereon. Our audit committee oversees these processes and annually appoints our independent registered public accounting firm for the upcoming year.

Our audit committee has:

•	reviewed and discussed our December 31, 2012 audited financial statements with management and with Ernst & Young LLP, our independent registered public accounting firm for 2012, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB, and those matters required to be discussed by the auditors with the audit committee under the rules adopted by the PCAOB;

•	received and discussed with Ernst & Young their annual written report on their independence from our company and management, as required by the PCAOB rules and considered with Ernst & Young whether the provision of non-audit services provided by them to our company during 2012 was compatible with their independence; and
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•	based on the review and discussions referred to above, recommended to the board, and our board approved, the inclusion of the 2012 audited financial statements in our annual report on Form 10-K for the year ended December 31, 2012 that was filed with the SEC on March 18, 2013.

The foregoing report has been submitted by the current members of our audit committee.

W. Steven Jones, Chairman
Wilkie S. Colyer
K. Robert Draughon
Raymond H. Pirtle, Jr.

The foregoing Report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee solicited proposals from multiple independent registered public accounting firms to serve as our independent registered public accounting firm for 2013. Following a formal review of these proposals, our audit committee decided on April 17, 2013 to engage KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2013. Ernst & Young served as our independent registered public accounting firm for the year ended December 31, 2012, and our audit committee has engaged Ernst & Young to complete the review of our condensed consolidated financial statements for the quarter ended March 31, 2013. Our audit committee will dismiss Ernst & Young when we file our quarterly report on Form 10-Q for the quarter ended March 31, 2013 and such services are complete.

Ernst & Young’s audit reports on our consolidated financial statements as of and for each of the years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Ernst & Young’s audit reports on our effectiveness of internal control over financial reporting as of December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2012 and 2011, and through April 29, 2013, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements for the relevant year. During the same periods, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2012 and 2011, and through April 29, 2013, neither we, nor any person on our behalf, has consulted with KPMG regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or on our effectiveness of internal control over financial reporting, and no written report or oral advice was provided by KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

54

AUDIT MATTERS AND FEES

Our audit committee selected Ernst & Young to serve as our independent registered public accounting firm for the year ended December 31, 2012, which decision was ratified by our shareholders at our 2012 annual meeting. The following table shows the aggregate fees billed to us for audit and permitted non-audit services in the years ended December 31, 2012 and 2011 by Ernst & Young:

	2012 ($)	2011 ($)
Audit fees	1,242,529	1,174,953
Tax fees	386,740	360,963
All other fees	—	—
Total fees	1,629,269	1,535,916

“Audit fees” include fees for professional services rendered by Ernst & Young for the year ended December 31, 2012 and 2011 for the audits of our annual consolidated financial statements included in our annual reports on Form 10-K and for the reviews of our condensed consolidated quarterly financial statements included in our quarterly reports on Form 10-Q for the years ended 2012 and 2011. The audit fees also included fees associated with the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the audit fees include statutory audits of certain of our foreign subsidiaries’ financial statements. We have converted amounts relating to international statutory audits to U.S. dollars.

“Tax fees” include fees for domestic and international tax compliance, planning and advice.

Our audit committee charter requires the audit committee to pre-approve all audit and permitted non-audit services provided to us by our independent registered public accounting firm and permits the audit committee to delegate pre-approval authority to a member or members of the audit committee provided that any pre-approvals made pursuant to such delegated authority are presented to the full audit committee at its next meeting. Our audit committee has delegated such authority to our audit committee chairman.

Our audit committee pre-approved all audit and permitted non-audit services provided by Ernst & Young in 2012 and 2011 and has considered whether the provision of such permitted non-audit services is compatible with maintaining Ernst & Young’s independence.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG to serve as our independent registered public accounting firm for the year ended December 31, 2013. As part of the selection process, our management and audit committee members interviewed representatives of KPMG and considered the following matters compared to comparable accounting firms:

•	the firm’s independence and any relationships between us (including our officers and directors) and the firm that may bear on the independence of the accounting firm;

•	the quality of the audit engagement team;

•	the firm’s experience, client service, responsiveness and technical experience;

•	the firm’s leadership, management structure and compliance programs;

•	the firm’s role and performance in certain non-audit services for us; and
55

•	the appropriateness of fees proposed.

Representatives of KPMG are expected to be present at our annual meeting via video or audio conference, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. We do not expect representatives of Ernst & Young to attend our annual meeting.

Shareholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, our audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, our audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2012 about our common stock that may be issued under all of our existing equity compensation plans.

	As of December 31, 2012
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	87,168 (2)	11.23	3,038,639 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	87,168	11.23	3,038,639

(1)	Includes our 2004 plan and amended and restated 2000 directors stock plan, as amended.

(2)	Includes shares issuable pursuant to the exercise of stock options outstanding under our 2004 plan. These stock options have a weighted-average remaining term of 0.59 years.

(3)	As of December 31, 2012, we had 1,845,410 and 1,193,229 remaining shares available for issuance under our 2004 plan and directors stock plan, respectively. We had an aggregate of 1,764,672 shares of restricted stock or other full value awards outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our named executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC and NYSE. Executive officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

56

We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all named executive officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements, except that Mr. Guthrie inadvertently failed to timely file a Form 4 to report shares sold and Mr. Steve Jones inadvertently failed to timely file a Form 5 to report the transfer of shares to a trust. The Form 4 and Form 5 were subsequently filed. The foregoing is based upon reports furnished to us.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent in accordance with their judgment.

A copy of our annual report on Form 10-K for the year ended December 31, 2012, including financial statements, exhibits and any amendments thereto, our 2013 proxy statement and proxy card as filed with the SEC, may be obtained without charge upon written request to Premiere Global Services, Inc., c/o Investor Relations, 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111. Our 2012 Form 10-K and our 2013 proxy statement are also available on our website at www.ar2012.pgi.com.

By Order of the Board of Directors,

Atlanta, Georgia	Scott Askins Leonard
April 29, 2013	Secretary

57

APPENDIX A

PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data and percentages)

The following non-GAAP financial measures may differ materially from comparable or similarly titled measures provided by other companies and should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Organic Growth (1)

	December 31, 2011	Impact of fluctuations in foreign currency exchange rates	Impact of acquisitions	Organic net revenue growth	December 31, 2012	Organic net revenue growth rate

Net Revenues, Year Ended	$473,834	$(4,082)	$ —	$35,529	$505,281	7.5%

	December 31, 2010	Impact of fluctuations in foreign currency exchange rates	Impact of acquisitions	Organic net revenue growth	December 31, 2011	Organic net revenue growth rate

Net Revenues, Year Ended	$441,753	$8,514	$ —	$23,567	$473,834	5.3%

	December 31, 2009	Impact of fluctuations in foreign currency exchange rates	Impact of acquisitions	Organic net revenue growth	December 31, 2010	Organic net revenue growth rate

Net Revenues, Year Ended	$453,962	$4,062	$346	$(16,617)	$441,753	-3.7%

	December 31, 2008	Impact of fluctuations in foreign currency exchange rates	Impact of acquisitions	Organic net revenue growth	December 31, 2009	Organic net revenue growth rate

Net Revenues, Year Ended	$443,272	$(8,207)	$9,863	$9,034	$453,962	2.0%

Year Ended
December 31, 2012
Non-GAAP Operating Income (2)
Operating income, as reported	$41,426
Restructuring costs	612
Excise and sales tax expense	321
Asset impairments	879
Net legal settlements and related expenses	2,034
Equity-based compensation	8,074
Amortization	3,981
Non-GAAP operating income	$57,327

Non-GAAP Net Income from Continuing Operations (2)
Net income from continuing operations, as reported	$28,055
Elimination of non-recurring tax adjustments	(4,354)
Restructuring costs	433
Excise and sales tax expense	227
Excise and sales tax interest	—
Asset impairments	622
Net legal settlements and related expenses	1,439
Equity-based compensation	5,712
Amortization	2,817
Debt refinance costs and other non-recurring interest	—
Non-GAAP net income from continuing operations	$34,951

A-1

Year Ended
December 31, 2012
Non-GAAP Diluted EPS from Continuing Operations (2) (3)
Diluted net income per share from continuing operations, as reported	$0.58
Elimination of non-recurring tax adjustments	(0.09)
Restructuring costs	0.01
Excise and sales tax expense	—
Excise and sales tax interest	—
Asset impairments	0.01
Net legal settlements and related expenses	0.03
Equity-based compensation	0.12
Amortization	0.06
Debt refinance costs and other non-recurring interest	—
Non-GAAP diluted EPS from continuing operations	$0.73
Revenues for Bonus Calculations (4)
Net revenues, as reported	$505,281
Impact of fluctuations in foreign currency exchange rates	(1,081)
Revenues for Bonus Calculation	$504,200

Adjusted EBITDA for Bonus Calculations (4) (5)
Operating income, as reported	$41,429
Depreciation	32,482
Amortization	3,981
Equity-based compensation	8,074
Asset impairments	879
Excise tax expense	321
Restructuring costs (6)	(1,285)
Net legal settlements and related expenses	2,035
Acquisition-/divestiture-related costs(3)	—
Adjusted EBITDA	$87,916
Impact of fluctuations in foreign currency exchange rates	(344)
Adjusted EBITDA for Bonus Calculations	$87,572

(1)	Management defines “organic growth” as revenue changes excluding the impact of foreign currency exchange rate fluctuations and acquisitions made during the periods presented and presents this non-GAAP financial measure to exclude the effect of these items that are not completely within management’s control, such as foreign currency exchange rate fluctuations, or do not reflect our company’s ongoing core operations of underlying growth, such as acquisitions.

(2)	Management believes that presenting non-GAAP operating income, non-GAAP net income from continuing operations and non-GAAP diluted EPS from continuing operations provide useful information regarding underlying trends in our company’s continuing operations. Management expects equity-based compensation and amortization expenses to be recurring costs and presents non-GAAP net income from continuing operations and non-GAAP diluted EPS from continuing operations to exclude these non-cash items as well as non-recurring items that are unrelated to our company’s ongoing operations, including non-recurring tax adjustments, restructuring costs, excise and sales tax expense, excise and sales tax interest, asset impairments, net legal settlements and related expenses and debt refinance costs and other non-recurring interest. These non-cash and non-recurring items are presented net of taxes for non-GAAP net income from continuing operations and non-GAAP diluted EPS from continuing operations.

(3)	Column totals may not sum due to the effect of rounding on EPS.

(4)	Revenues and adjusted EBITDA performance targets are based on constant foreign currency exchange rates as set forth in our 2012 operating plan. 2012 actual results are calculated for bonus purposes using the foreign currency exchange rates as set forth in the 2012 operating plan in order to more accurately measure performance against pre-established targets. Our compensation committee utilizes revenues and adjusted EBITDA on a constant currency basis as performance targets for incentive purposes because they believe that these metrics provide meaningful comparisons of our past, present and future financial performance and assist in highlighting the results of, and identifying trends in, our continuing operations by excluding non-cash items that management expects to be recurring costs, including depreciation, amortization and equity-based compensation, as well as non-recurring items that are unrelated to our continuing operations, including asset impairments, excise tax expense, net legal settlements and related expenses and acquisition-/divestiture-related costs, which are not completely within management’s control or do not reflect our ongoing core operations or underlying growth. For example, excluding the impact of foreign currency exchange rates from bonus calculations facilitates period-to-period comparisons of actual financial results without the distortion of these fluctuations.

(5)	Adjusted EBITDA is determined as operating income, as reported, before depreciation, amortization, asset impairments, excise tax expense, net legal settlements and related expenses and acquisition-/divestiture-related costs and excludes equity-based compensation.

(6)	Management does not receive bonus relief for restructuring costs. Bonuses for our named executive officers were not impacted by the benefit of a restructuring accrual reversal in 2012.

A-2

APPENDIX B

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 12, 2013

PREMIERE GLOBAL SERVICES, INC. PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE RD NE, SUITE 1000 ATLANTA, GA 30305

Meeting Information

Meeting Type: Annual Meeting

For holders as of: April 04, 2013

Date: June 12, 2013                            Time: 10:00 AM MDT

Location: Antlers Hilton Hotel
4 South Cascade Avenue
Colorado Springs, CO 80903

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

——  Before You Vote  ——

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report	2. Notice and Proxy Statement
How to View Online:
Have the information that is printed in the box marked by the arrow (located			XXXX XXXX XXXX	on the following
page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked
by the arrow	XXXX XXXX XXXX	(located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 29, 2013 to facilitate timely delivery.

——  How To Vote  ——

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed
in the box marked by the arrow	XXXX XXXX XXXX	available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote

FOR all of the nominees listed in proposal

1 and FOR proposals 2 and 3.

1.  Election of Directors

Nominees
01 Boland T. Jones	02 Wilkie S. Colyer	03 K. Robert Draughon	04 John R. Harris	05 W. Steven Jones
06 Raymond H. Pirtle, Jr. 07 J. Walker Smith, Jr.

2. Advisory vote to approve the compensation of our named executive officers.

3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

NOTE: Such other business as may properly come before the annual meeting or any adjournments thereof.

PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE RD NE, SUITE 1000 ATLANTA, GA 30305

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all of the nominees listed in proposal 1 and FOR proposals 2 and 3.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	0	0	0

	Nominees
01	Boland T. Jones	02 Wilkie S. Colyer	03 K. Robert Draughon	04 John R. Harris	05	W. Steven Jones
06	Raymond H. Pirtle, Jr.	07 J. Walker Smith, Jr.

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	0	0	0
3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.	0	0	0
NOTE: Such other business as may properly come before the annual meeting or any adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/ are available at www.proxyvote.com.

PREMIERE GLOBAL SERVICES, INC.

Annual Meeting of Shareholders

June 12, 2013 10:00 AM MDT

This proxy is solicited by the Board of Directors and may be revoked by the shareholders prior to its exercise

The undersigned hereby appoints Boland T. Jones and Scott Askins Leonard, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified on your proxy card (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on April 4, 2013, at the annual meeting of shareholders to be held at 10:00 a.m. MDT, on Wednesday, June 12, 2013, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" the election of all directors on Proposal 1, will be voted "FOR" the advisory vote to approve the compensation of our named executive officers on Proposal 2, will be voted "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013 on Proposal 3, and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters as may properly come before the annual meeting or any adjournments thereof of which we did not have notice on or before December 24, 2012. If no direction is made, any shares held under Premiere Global Services, Inc.'s 401(k) Plan will be voted in accordance with the provision of the 401(k) Plan.

Continued and to be signed on reverse side